As filed with the Securities and Exchange Commission on April 20, 2007
Registration No. 333-133747

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 to
REGISTRATION STATEMENT ON FORM SB-2/A

UNDER THE SECURITIES ACT OF 1933

VIRTUALSCOPICS, INC.
(name of small business issuer in its charter)

Delaware	8090	04- 3007151
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial classification Code Number)	(I.R.S. Employer Identification No.)

350 Linden Oaks, Rochester, New York 14625 (585) 249-6231
(Address and telephone number of principal executive offices and principal place of business)

Jeffrey Markin
President and Chief Executive Officer
350 Linden Oaks,
Rochester, New York 14625
(585) 249-6231
(Name, address and telephone number of agent for service)

With copies to:

Gregory W. Gribben, Esq.
Woods Oviatt Gilman LLP
700 Crossroads Building
2 State Street
Rochester, New York 14614
Phone: (585) 987-2800
Facsimile: (585) 454-3968

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
☐ ________________________________________________________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
☐ ________________________________________________________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Previously calculated and paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to our Registration Statement on Form SB-2/A amends our Registration Statement No. 333-133747 declared effective on July 14, 2006, to include information from our Form 10-KSB, filed with the commission on April 2, 2007, to update our financial information to include December 31, 2006 results, to update information concerning our executive officers, directors, and beneficial owners, and to amend information regarding certain selling security holders to reflect changes in ownership interests.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION -- DATED April 20, 2007

PROSPECTUS

VIRTUALSCOPICS, INC.

4,480,000 Shares

Common Stock

This prospectus relates to the sale by the selling security holders named herein of 4,480,000 shares of common stock of VirtualScopics, Inc. which they own, or which they may at a later date acquire upon the conversion of shares of our series A convertible preferred stock or the exercise of warrants. VirtualScopics, Inc. is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We may receive proceeds from the exercise price of the warrants if they are exercised by the selling security holders. All costs associated with this registration will be borne by VirtualScopics, Inc.

Our common stock is traded on the NASDAQ Capital Market under the symbol “VSCP.” On April 18, 2007, the last reported sale price for the shares of our common stock was $ 1.24 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 3 OF THIS PROSPECTUS FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN OUR COMMON STOCK.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _____________

i

You should rely only on the information contained in this prospectus or any prospectus supplement to which we have referred you. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor the selling security holders are making an offer to sell, or soliciting an offer to buy any of the securities offered by this prospectus in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus and that the information incorporated herein and therein by reference is accurate only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date. In this prospectus and any prospectus supplement, unless otherwise indicated, “VirtualScopics, Inc.,” the “Company,” “we,” “us,” and “our” refer to VirtualScopics, Inc. and its subsidiary and do not refer to the selling security holders.

PROSPECTUS SUMMARY

This prospectus summary highlights information more fully described elsewhere in this prospectus. Because it is a summary, it is not complete and does not contain all the information that is important to you in deciding whether to invest in the Company. You should read the entire prospectus carefully, including the documents incorporated by reference into this prospectus and the other documents to which this prospectus refers.

VirtualScopics, Inc.

We were originally formed in 1988 under the name ConsultAmerica, Inc. On November 4, 2005, we acquired all of the outstanding membership units of VirtualScopics, LLC, in exchange for 17,326,571 shares of our common stock, and changed our name to VirtualScopics, Inc. Such 17,326,571 shares constitute approximately 70% of our outstanding shares of common stock and shares of common stock initially issuable upon the conversion of our outstanding series A convertible preferred stock. Prior to the exchange transaction, we provided strategic business planning to small companies. As a result of the exchange transaction, we have succeeded to the business of VirtualScopics, LLC and plan to continue this business.

We are a provider of image-based biomarker solutions to the pharmaceutical, biotechnology and medical device industries. We focus on applying our imaging technology in two areas:

•	improving the efficiency and effectiveness of the pharmaceutical and medical device research and development processes; and

•	providing unique products to improve treatment planning and diagnosis of patients in a clinical setting.

Our image-based biomarker measurement and visualization tools enable automated, accurate and reproducible measurement of minute changes that occur in anatomic and biological structures in musculoskeletal, oncological, cardiological and neurological diseases. For pharmaceutical, biotechnology and medical device manufacturers, these tools can significantly alleviate or reduce clinical development bottlenecks by dramatically increasing the speed, accuracy and reliability of the demonstration of a new compound’s efficacy. Further, these measurements can be used to assess the viability of continuing a drug development project and eliminate, as soon as possible, a drug that is doomed to fail. Early failure is critical to the pharmaceutical industry to prevent the expenditure of limited R&D funds on a drug that will not perform as expected. We believe that this is especially important today with the large number of compounds that are awaiting evaluation.

Our technology may also be applicable in the development of products for patient treatment and surgical planning. We will focus on the deployment of diagnostic tools and services in the areas of arthritis, cancer, cardiology, neurology and other diseases. This diagnostic use has not yet been cleared or approved by the U.S. Food and Drug Administration.

We have begun to seek application of our technology in the defense area with the U.S. Department of Defense award for a potential contract to analyze reconnaissance and surveillance imagery.

Private Placement Transaction

Concurrent with the closing of the exchange transaction, and in two subsequent closings in November and December 2005, we completed a private placement of 7,000 units, each unit consisting of one share of our series A preferred stock and a detachable warrant to purchase shares of common stock, at a purchase price of $1,000 per unit, to accredited investors pursuant to the terms of a Confidential Private Placement Memorandum, dated October 3, 2005. The aggregate gross proceeds from the private placement transaction totaled $7.0 million. Each share of series A preferred stock is initially convertible into 400 shares of common stock at any time. Each warrant entitles the holder to purchase 200 shares of common stock at an exercise price of $4.00 per share and expire four (4) years from the date of issuance. Additionally, in connection with the private placement, we issued warrants to purchase 280,000 shares of common stock at an exercise price of $2.50 to the placement agents and its sub-agents. The warrants issued to the placement agent and its sub-agents expire four (4) years from the date of issuance and contain cashless exercise provisions.

Pursuant to the private placement subscription documents and the warrant agreements, we agreed to file a registration statement with the Securities and Exchange Commission, or SEC, to register the shares held by the selling security holders for resale. We agreed to use our best efforts to respond to any SEC comments to the registration statement on or prior to the date which is 20 business days from the date such comments are received, but in any event not later than 30 business days from the date such comments are received. In the event that we fail to respond to such comments within 30 business days, the total number of shares of common stock underlying the private placement preferred stock covered by the registration statement for each investor in the private placement shall be increased by two percent per month for each month (or portion thereof) that a response to the comments to the registration statement has not been submitted to the SEC, except that the aggregate increases in shares of common stock will in no event exceed twenty percent. We have agreed to use our best efforts to have the registration statement declared effective by the SEC as soon as possible after the initial filing date to maintain the effectiveness of the registration statement from the effective date through and until 12 months after the effective date of this registration statement. The registration statement of which this prospectus is a part was filed with the SEC pursuant to those agreements.

The Offering

By means of this prospectus, a number of security holders of VirtualScopics, Inc. are offering to sell up to 2,800,000 shares of common stock that such security holders may at a later date acquire upon the conversion of shares of our series A preferred stock held by such security holders and 1,680,000 shares of common stock that such security holders may at a later date acquire upon the exercise of warrants held by such security holders, or an aggregate of 4,480,000 shares of our common stock. In this prospectus, we refer to such security holders as the selling security holders.

As of March 16, 2007, we had 22,977,226 shares of common stock issued and outstanding. The number of outstanding shares of our common stock does not include the shares of common stock underlying the outstanding series A preferred stock and warrants held by selling security holders under this prospectus.

We will not receive any proceeds from the sale of our common stock offered by the selling security holders, but we have received consideration from the selling security holders at the time they purchased the securities. We will receive proceeds from the exercise price of the warrants if they are exercised by the selling security holders. We intend to use any proceeds from exercise of the warrants for working capital and general corporate purposes.

The purchase of the securities offered by this prospectus involves a high degree of risk. See the “Risk Factors” section of this prospectus for a more complete discussion of these risks.

Corporate Information

Our common stock is listed on the NASDAQ Capital Market under the symbol “VSCP.”

VirtualScopics, Inc. was incorporated in Delaware in 1988. Our principal executive offices are located at 350 Linden Oaks, Rochester, New York 14625, and our telephone number is (585) 249-6231. Our company website is www.virtualscopics.com. Information contained on our internet website or that is accessible through our website should not be considered part of this prospectus.

RISK FACTORS

You should carefully consider the following risk factors before making an investment decision.  If any of the following risks actually occur, our business, financial condition, or results of operations could be materially adversely affected.  In such cases, the trading price of our common stock could decline, and you may lose all or part of your investment.

We have a limited operating history, which limits the information available to you to evaluate our business, and have a history of operating losses and uncertain future profitability.

VirtualScopics was formed in July 2000 and began generating revenue in December 2000. VirtualScopics has incurred significant losses from operating activities since it began operations over the last six and a half years. Limited operating and financial information is available to evaluate our historical performance and future prospects. Thus, we face the risks and difficulties of an early-stage company including the uncertainties of market acceptance, competition, cost increases and delays in achieving business objectives. There can be no assurance that we will succeed in addressing any or all of these risks or that we will achieve future profitability and the failure to do so would have a material adverse effect on our business, financial condition and operating results.

Because the image-based biomarker technologies industry is new and evolving, its future growth or ultimate size is difficult to predict. Our business will not grow if the use of image-based biomarkers does not continue to grow.

We are a provider of image-based biomarker solutions in the emerging image-based biomarker industry. Our industry is in the early stages of market acceptance of products and related services and is subject to rapid and significant technological change. Because of the new and evolving nature of technologies comprising image-based biomarker solutions and services, it is difficult to predict the size of the image-based biomarker market, the rate at which the market for our services will grow or be accepted, if at all, or whether emerging technologies will render our services less competitive or obsolete. If the market for our services fails to develop or grows more slowly than anticipated, we would be significantly and materially adversely affected.

If our products and services do not achieve market acceptance, we may not achieve future growth.

If we are unable to operate our business as contemplated by our business model or if the assumptions underlying our business model prove to be unfounded, we could fail to achieve future growth which would have a detrimental effect on our businesses. Our ability to generate revenues is highly dependent on building and maintaining relationships with leading pharmaceutical, medical device, medical technology and healthcare companies. No assurance can be given that a sufficient number of such companies will demand our services or other image-based biomarker services, thereby expanding the overall market for image-based biomarker services and enabling us to increase our revenue to the extent expected. In addition, the rate of the market’s acceptance of MRI and CT image-based biomarkers cannot be predicted. Failure to attract and maintain a significant customer base would have a detrimental effect on our business, operating results and financial condition.

We are dependent on our strategic alliance with Pfizer until we can diversify our customer base.

While we continue to pursue a broad range of customers, our agreement with Pfizer will require us to devote a substantial portion of our business efforts to this strategic alliance. Pfizer projects represented 35% of our revenue in 2006 and 71% in 2005. We anticipate that our revenues from Pfizer will continue to grow, however, the relative percentage of the Pfizer business will decline as we continue to broaden our customer base. Therefore, at present, our results will depend heavily on our strategic alliance with Pfizer and the delivery of our services to Pfizer. Additionally, Pfizer may terminate its contractual relationship with us for any or no reason on 30 days’ advance notice. A decision by Pfizer to discontinue or limit our relationship could have a material adverse impact on our business.

The majority of the contracts we have with customers are cancelable for any reason by giving 30 days’ advance notice.

Our customers typically engage us to perform services for them on a project-by-project basis and are required by us to enter into a written contractual agreement for the work, labor and services to be performed. Generally, our project contracts are terminable by the customer for any or no reason on 30 days’ advance notice to us. If a number of our customers were to exercise cancellation rights, our business and operating results would be materially and adversely affected.

Our operating results will be harmed if we are unable to manage and sustain our growth.

Our business is unproven on a large scale and actual operating margins may be less than expected. If we are unable to scale our capacity efficiently, we may fail to achieve expected operating margins, which would have a material and adverse effect on our operating results.

Our products and services may become obsolete if we do not effectively respond to rapid technological change on a timely basis.

Our services are new and our business model is evolving. Our services depend on the needs of our customers and their desire to utilize image-based biomarkers in drug development, new medical device development and clinical diagnosis and treatment. Since the image-based biomarker industry is characterized by evolving technologies, uncertain technology and limited availability of standards, we must respond to new research findings and technological changes affecting our customers and alliance partners. We may not be successful in developing and marketing, on a timely and cost-effective basis, new or modified products and services, which respond to technological changes, evolving customer requirements and competition. If we are unsuccessful in this regard, our business and operating results could be materially and adversely affected.

If we fail to recruit and retain qualified senior management and other key personnel, we will not be able to execute our business plan.

Our business plan requires us to hire a number of qualified personnel, as well as retain our current key management employees. The industry is characterized by heavy reliance on luminaries and opinion leaders in the therapeutic areas. We must, therefore, attract leading medical and engineering talent both as full-time employees and as collaborators, to be able to execute our business strategy.

If we fail to protect our intellectual property, our current competitive strengths could be eroded and we could lose customers, market share and revenues.

Our viability will depend on our ability to develop and maintain the proprietary aspects of our technology to distinguish our service from our competitors’ products and services. To protect our proprietary technology, we rely primarily on a combination of confidentiality procedures, copyright, trademark and patent laws.

We hold United States patents which begin to expire in November 2018 through January 2024. We have a number of foreign filings pending, or issued, which cover the technology that is the subject of our United States patents. We also have a number of pending United States patent applications with corresponding foreign filings. In addition, we are developing a number of new innovations for which we intend to file patent applications. No assurance can be given that any of these patents will afford meaningful protection against a competitor or that any patent application will be issued. Patent applications filed in foreign countries are subject to laws, rules, regulations and procedures that differ from those of the United States, and thus there can be no assurance that foreign patent applications related to United States patents will issue. If these foreign patent applications issue, some foreign countries provide significantly less patent protection than the United States. In addition, our contractual relationships, including our strategic alliance with Pfizer, gives proprietary rights, including ownership rights, in proprietary technology to parties other than us. The status of patents involves complex legal and factual questions and the breadth of claims issued is uncertain. Accordingly, there can be no assurance that our patents, and any patents that may be issued to us in the future, will afford protection against competitors with similar technology. No assurance can be given that patents issued to us will not be infringed upon or designed around by others or that others will not obtain patents that we would need to license or design around. If others’ existing or future patents containing broad claims are upheld by the courts, the holders of such patents could require companies, including us, to obtain licenses or else to design around those patents. If we are found to be infringing third-party patents, there can be no assurance that any necessary licenses would be available on reasonable terms, if at all.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products and services or obtain and use information that we regard as proprietary. Unauthorized use of our proprietary technology could harm our business. Litigation to protect our intellectual property rights can be costly and time-consuming to prosecute, and there can be no assurance that we will be able to enforce our rights or prevent other parties from developing similar technology or designing around our intellectual property.

Although we believe that our products and services do not and will not infringe upon the patents or violate the proprietary rights of others, it is possible such infringement or violation has occurred or may occur which could have a material adverse effect on our business.

Our business is heavily reliant upon patented and patentable systems and methods used in our image-based biomarker solutions and related intellectual property. In the event that products and services we sell are deemed to infringe upon the patents or proprietary rights of others, we could be required to modify our products and services or obtain a license for the manufacture and/or sale of such products and services. In such event, there can be no assurance that we would be able to do so in a timely manner, upon acceptable terms and conditions, or at all, and the failure to do any of the foregoing could have a material adverse effect upon our business. Moreover, there can be no assurance that we will have the financial or other resources necessary to enforce or defend a patent infringement or proprietary rights violation action. In addition, if our products and services or proposed products and services are deemed to infringe or likely to infringe upon the patents or proprietary rights of others, we could be subject to injunctive relief and, under certain circumstances, become liable for damages, which could also have a material adverse effect on our business.

We are subject to numerous pharmaceutical, medical device and healthcare industry regulations, which could adversely affect the nature and extent of the products and services we offer.

Many aspects of the pharmaceutical, medical device and healthcare industry are subject to regulation at the federal level. From time to time, the regulatory entities that have jurisdiction over the industry adopt new or modified regulations or take other actions as a result of their own regulatory processes or as directed by other governmental bodies. This changing regulatory environment could adversely affect the nature and extent of the services we are able to offer.

To date, the majority of our sales have been limited to those uses not requiring FDA clearance or approval. To significantly expand our business, we would need to obtain FDA clearance or approval before marketing our products. There can be no assurance that such clearance or approval would be granted or that it would be granted in a timely manner. Our inability to obtain the requisite clearance or approval from the FDA may have a significant adverse financial impact on our operations and financial viability. To effectively market our products to physicians as a diagnostic and treatment aid, we would also need to obtain appropriate coverage and favorable reimbursement from third-party payors, such as Medicare. There can be no assurance that appropriate coverage would be granted or that reimbursement levels or conditions of coverage would be adequate to ensure acceptance among physicians.

We may in the future experience competition from academic sites and imaging CROs.

Competition in the development of image-based biomarker technologies is expected to become more intense. Competitors range from university-based research and development projects to development stage companies and major domestic and international companies. Many of these entities have financial, technical, marketing, sales, distribution and other resources significantly greater than ours. There can be no assurance that we can continue to develop our biomaker technologies or that present or future competitors will not develop technologies that render our image-based biomaker technology obsolete or less marketable or that we will be able to introduce new products and product enhancements that are competitive with other products marketed by industry participants.

The trading price of our stock may be adversely affected if we are not able to expand.

Our future plans are based on the assumption that we will derive revenues from the use of our technology in diagnostic products. We have also assumed that we would be able to fund the development and growth of this part of our business from, in part, our existing and projected revenue from pharmaceutical clinical trials. Before we can expand our business, we will need significant further development and marketing of our technology for use in diagnostic products. We have not, at this time, identified all of the development and marketing requirements for this application of our technology. If we are unable to generate the necessary funds for this development and marketing and our expansion, we may be required to seek additional capital to fund these activities. In addition, if our plans or assumptions with respect to our business change or prove to be inaccurate, we may be required to use part or all of the net proceeds we received in our 2005 private placement to fund such expenses and/or seek additional capital. This will depend on a number of factors, including, but not limited to:

•	our ability to successfully market our products;

•	the growth and size of the image-based biomarker technology industry;

•	the market acceptance of our products and services; and

•	our ability to manage and sustain the growth of our business.

If we need to raise additional capital, it may not be available on acceptable terms, or at all. Our failure to obtain required capital would have a material adverse effect on our business. If we issue additional equity securities in the future, you could experience dilution or a reduction in priority of your securities.

The market price of our common stock may fluctuate significantly.

The market price of our common stock may fluctuate significantly in response to factors, some of which are beyond our control, such as product liability claims or other litigation; the announcement of new products or product enhancements by us or our competitors; developments concerning intellectual property rights and regulatory approvals; quarterly variations in our competitors’ results of operations; changes in earnings estimates or recommendations by securities analysts; developments in our industry; and general market conditions and other factors, including factors unrelated to our own operating performance.

Our common stock may be considered a “penny stock” and may be difficult to sell.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market or exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock is currently below $5.00 per share and therefore may be designated as a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of our stockholders to sell their shares.

A significant number of the shares of our common stock are eligible for sale, and their sale could depress the market price of the our common stock.

Sales of a significant number of shares of our common stock in the public market could harm the market price of our common stock. In the exchange transaction, we issued 17,326,571 shares of our common stock and agreed to issue 2,860,427 shares pursuant to VirtualScopics options and warrants we assumed. Of the shares issued in the transaction, 16,050,914 shares are subject to lock-up agreements and over 90% of shares issuable pursuant to options and warrants are subject to lock-up agreements. These lock-up agreements provide for periodic releases of the shares following the first anniversary and through the fourth anniversary of the exchange transaction. All of the securities issued in the exchange transaction are restricted under federal securities laws. These shares will generally be eligible for sale under SEC Rule 144. In general, SEC Rule 144 provides that a person who has held restricted shares for a period of one year may, upon filing with the SEC of a notification on Form 144, sell into the market common stock in an amount equal to the greater of 1% of the outstanding shares or the average weekly number of shares sold in the last four weeks prior to such sale. Such sales may be repeated once each three months, and any of the restricted shares may be sold by a non-affiliate after they have been held two years. In addition, the shares of common stock issuable upon conversion of our series A preferred stock and exercise of the warrants issued in our 2005 private placement are entitled to be included in the registration statement that includes this prospectus. We also expect in the future to file a registration statement on Form S-8 to register the sale of shares issued pursuant to the assumed VirtualScopics options. Sales of our common stock either pursuant to Rule 144 or a registration statement may have a depressive effect on the market for the shares of our common stock.

Our principal stockholders have significant voting power and may take actions that may not be in the best interests of other stockholders.

Our officers, directors, principal stockholders and their affiliates control approximately 54% of our outstanding voting securities. If these stockholders act together, they will be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all our stockholders.

We do not anticipate paying dividends in the foreseeable future, and the lack of dividends may have a negative effect on the stock price.

We currently intend to retain our future earnings to support operations and to finance expansion and, therefore, do not anticipate paying any cash dividends on our capital stock in the foreseeable future.

FORWARD-LOOKING STATEMENTS

Some of the statements under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” “Description of Business” and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

Such factors include, among other things, those described under “Risk Factors” and elsewhere in this prospectus. When used in this prospectus, the words “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “plan,” “could,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this prospectus. We are under no duty to update any forward-looking statements after the date of this prospectus. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements in this prospectus are reasonable, we cannot assure you that these plans, intentions or expectations will be achieved. We disclose important factors that could cause our actual results to differ materially from our expectations under “Risk Factors” and elsewhere in this prospectus. These risk factors qualify all forward-looking statements attributable to us or persons acting on our behalf.

USE OF PROCEEDS

We will not receive proceeds from the sale of shares under this prospectus, but we did receive consideration from the selling security holders at the time they purchased the securities. We may also receive proceeds from the exercise of the warrants if they are exercised by the selling security holders. Assuming the exercise of all the selling security holders’ warrants, we would receive gross proceeds of approximately $6,300,000. The weighted average exercise price of the warrants is $3.75 per share. We intend to use any proceeds from exercise of the warrants for working capital and general corporate purposes.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock has been listed for trading on the NASDAQ Capital Market under the symbol “VSCP” since May 31, 2006. Prior to that date our common stock was quoted on the OTC Bulletin Board since November 7, 2005. Prior to that date, there was no active market for our common stock, which traded in the public market under the symbol “CSAA.OB” representing ConsultAmerica, Inc. The following table sets forth the high and low bid prices per share of common stock for the periods indicated. These prices may represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

Fiscal Year 2005	High	Low
First Quarter	N/A	N/A
Second Quarter	N/A	N/A
Third Quarter	N/A	N/A
Fourth Quarter	$7.75	$2.97

Fiscal Year 2006	High	Low
First Quarter	$7.45	$4.05
Second Quarter	$6.00	$3.50
Third Quarter	$5.62	$2.50
Fourth Quarter	$2.87	$1.70

Fiscal Year 2007
First Quarter	$2.33	$1.43

Holders

As of February 28, 2007, there were approximately 101 record owners of VirtualScopics, Inc.'s common stock.

Dividends

We have never declared a cash dividend. We intend to retain any earnings to fund future growth and the operation of our business and, therefore, we do not anticipate paying any cash dividends in the foreseeable future. Dividends may be paid on our common stock only if and when declared by our board of directors and paid on an as-converted basis to the holders of our series A preferred stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion should be read in conjunction with our historical financial statements, related notes and other financial information, included elsewhere in this prospectus. This discussion contains forward-looking statements, the accuracy of which involves risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including, but not limited to, those discussed in “Risk Factors” and elsewhere in this prospectus. We disclaim any obligation to update information contained in any forward-looking statements.

Overview

We are a provider of image-based biomarker solutions to the pharmaceutical, biotechnology and medical device industries. We focus on applying our imaging technology in two areas:

•	improving the efficiency and effectiveness of the pharmaceutical and medical device research and development processes; and

•	providing unique products to improve treatment planning and diagnosis of patients in a clinical setting.

We were originally formed in 1988 under the name ConsultAmerica, Inc. On November 4, 2005, we acquired all of the outstanding membership units of VirtualScopics, LLC, in exchange for 17,326,571 shares of our common stock, and changed our name to VirtualScopics, Inc. At the time of the transaction, the newly issued shares constituted approximately 70% of the outstanding shares of common stock and shares of common stock initially issuable upon the conversion of our outstanding series A convertible preferred stock. Prior to the exchange transaction, we provided strategic business planning to small companies. As a result of the exchange transaction, we have succeeded to the business of VirtualScopics and plan to continue this business.

In July 2000, VirtualScopics was formed after being spun out of the University of Rochester. In June 2002, VirtualScopics purchased the underlying technology and patents created by VirtualScopics’ founders from the University of Rochester. VirtualScopics owns all rights to the patents underlying its technology. Since VirtualScopics’ inception, VirtualScopics’ principal activities have consisted of:

•	research and development;

•	hiring technical, sales and other personnel;

•	business development of customer and strategic relationships; and

•	raising capital.

Revenue over the past four years has been derived primarily from image processing services in connection with pharmaceutical drug trials. For these services, we have been concentrating in the areas of oncology and osteoarthritis. We have also derived a small portion of revenue from consulting services, and pharmaceutical drug trials in the neurology and sexual dysfunction areas. We expect that the concentration of our revenue will continue in these services and in those areas in 2007. Revenues are recognized as the MRI and CT images that we process are quantified and delivered to our customers.

We have found that our customers value the ability to better understand the efficacy profile of their compounds. To date, nearly all of our customers have expressed interest in expanding their service agreements with us. We have also submitted proposals and bids for a number of other contracts. However, there can be no assurance that we will secure contracts from these efforts or that any such contracts or any of our existing contracts will not be cancelled on 30 days’ advance notice by a customer.

Additionally, once we enter into a new contract for participation in a drug trial, there are several factors that can effect whether we will realize the full benefits under the contract, and the time over which we will realize that revenue. Customers may not continue our services due to performance reasons with their compounds in development. Furthermore, the contracts may contemplate performance over multiple years. Therefore, revenue may not be realized in the fiscal year in which the contract is signed. Recognition of revenue under the contract may also be affected by the timing of patient recruitment and image site identification and training.

Results of Operations

Results of Operations for Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Revenue

We had revenues of approximately $4.7 million for the year ended December 31, 2006. During 2006 we performed work for 23 customers, representing 69 different projects, in connection with our pharmaceutical drug trials in the fields of oncology, osteoarthritis and various other projects. During 2006, 35% of revenues were derived from projects with our largest customer, Pfizer, as compared to 71% in 2005. This reduction in percentages was a direct result of a defined objective we made at the end of 2005 to broaden our customer base in order to reduce the reliance on one customer. In November 2006, we early renewed our strategic relationship with Pfizer which now ends in July 2008 with annual automatic renewals for two years thereafter. As of December 31, 2006, we had active projects with 9 of the top 15 pharmaceutical companies. The majority of the pharmaceutical trial projects for which we have performed work to date are in pre-clinical, Phase I or Phase II studies. We expect that a majority of our work on pharmaceutical trial projects will continue to be focused in these areas through 2007. During 2006, 49% of the revenues were derived from studies in musculoskeletal diseases, 25% in oncology studies, 8% from consulting and 18% in other therapeutic areas.

Our revenues for the year ended December 31, 2005 totaled approximately $3.5 million. The increase in 2006 compared to 2005 is attributable to the broadening of our customer base throughout 2006, as outlined above, as well as the sales and marketing initiatives implemented in 2006, which has resulted in added business.

Gross Profit

We had a gross profit of $2,099,000 for the year ended December 31, 2006 compared to $1,277,000 for the comparable period in 2005. Our gross profit margin increased from 37% in 2005 to 44% in 2006. This 19% improvement in our gross margin is attributable to the 36% increase in revenues and the shift of more of our business to Phase I/II studies from research and development activities. This shift to move Phase I/II studies helps yield stronger economies of scale due to the inherent increase in the number of analyses performed.

Research and Development

Research and development costs increased in 2006 by $258,000, or 30%, to $1,111,000, when compared to 2005. The increase was largely attributed to the nature of the projects (in 2005, there was a significant amount of software development costs that were classified as service costs as they related to a cardiovascular project for a customer, there was no similar project in 2006) as well as the hiring of a director within our software group. As of December 31, 2006, there were 14 employees in our research and development group, this includes the algorithm development and software development groups.

Sales and Marketing

Sales and marketing costs increased in 2006 by $299,000, or 68%, to $742,000, when compared to 2005. The increase was a result of hiring of a new sales person in 2006, payments to our consultant Dr. Felix Eckstein, under the Services and Co-Marketing Agreement, along with the increased attendance at targeted trade shows and conferences. In 2006, Company representatives attended 12 trade shows/conferences as compared to 7 in 2005. Presentations and attendance at these conferences continue to be a significant source for new customer contacts. As of December 31, 2006, there were three individuals in our sales department.

General and Administrative

General and administrative expenses for the year ended December 31, 2006 were $2,237,000 (excluding the impact of SFAS No. 123R, as discussed below), an increase of $611,000 or 38%, when compared to 2005. The increase is mainly due to approximately $600,000 in additional costs of being a public company which was a result of the exchange transaction between ConsultAmerica and VirtualScopics, LLC on November 4, 2005, as well as the fees associated with our NASDAQ listing. These additional costs included legal fees, filing fees, as well as audit and tax-related services. The increase was also a result of the hiring of administrative functions, including IT, human resources and finance in order to support the Company’s growth. We expect that our general and administrative costs will stabilize in 2007.

Stock Option Compensation Expense

On January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123R, “Share-Based Payment,” using the modified prospective method. Consequently, for the year ended December 31, 2006, the Company’s results of operations reflected compensation expense for new stock options granted and vested under its stock incentive plans during the fiscal year 2006 and the unvested portion of previous stock option grants which vested during the fiscal year 2006. The amount recognized in the financial statements related to stock-based compensation was $1,400,000 for the year ended December 31, 2006. SFAS No. 123R does not require retroactive adjustments; therefore, there was no comparable amount in the December 31, 2005 statement of operations. Prior to January 1, 2006, the effects of stock options are disclosed in the notes to the consolidated financial statements.

Depreciation and Amortization

Depreciation and amortization charges increased in the year ended December 31, 2006 by $62,000 or 15%, to $468,000, when compared to 2005. This increase is attributed mainly to the rise in depreciation charges resulting from the purchase of new hardware and software to support the Company’s delivery of services to its customers. We intend to continue to invest in our IT infrastructure in order to meet the demands of our customers.

Interest (Expense)/Income, net

Interest income for the year ended December 31, 2006 was $178,000, representing interest derived on the Company’s operating and savings accounts, compared to interest income of $36,000 in 2005. The increase in interest income was a reflection of the approximately $6 million net equity raise at the end of 2005 which resulted in higher average cash balances during 2006, in addition to higher average rates of return on our savings accounts in 2006 compared to 2005. Interest expense for the years ended December 31, 2006 and 2005 was $7,000 and $23,000, respectively. This decrease in interest expense was due to quarterly payments on loans from certain VirtualScopics stockholders.

Net Loss

Excluding the impacts of implementing FAS 123R in 2006, our net loss for the year ended December 31, 2006 was $2,304,000 compared to a net loss of $2,045,000 for the year ended December 31, 2005. The increase in our net loss over the prior period was primarily related to further investments in research and development and sales and marketing, as well as the additional costs associated with being a public company.

In accordance with EITF 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios” and EITF 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments,” the series A convertible preferred stock was considered to have an embedded beneficial conversion feature because the conversion price was less than the fair value of the Company’s common stock at the issuance date. This beneficial conversion feature is calculated after the warrants have been valued with proceeds allocated on a relative value basis. The series A convertible preferred stock was fully convertible at the issuance date and the value of the beneficial conversion feature was recorded as a deemed dividend. As a result, the net loss attributable to common stockholders for the year ended December 31, 2005 was $6,327,952.

Liquidity and Capital Resources

Our working capital as of December 31, 2006 and 2005 was approximately $3,282,000 and $5,899,000, respectively. The decrease in working capital was a result of investments in research and development and sales and marketing along with information technology purchases and patent costs.

On November 4, 2005, and in two subsequent closings on November 23, 2005 and December 2, 2005, we closed on our private placement for the sale of 7,000 shares of our newly issued series A convertible preferred stock. We received gross proceeds of $7,000,000 from the private placement. The proceeds from our 2005 private placement have been invested in money market funds that invest primarily in short-term, highly-rated investments, including U.S. Government securities, commercial paper and certificates of deposit guaranteed by banks. Under our current policies, we do not use interest rate derivative instruments to manage our exposure to interest rate changes. Because of the short-term maturities of our investments, we do not believe that a decrease in market rates would have a significant negative impact on the value of our investment portfolio. As of February 28, 2007, we had approximately $3.0 million in cash and cash equivalents.

Net cash used in operating activities totaled $1,842,000 in 2006 compared to $2,857,000 in 2005. This decrease was primarily the result of significant advances from Pfizer in 2004 for the prepayment of services that were earned in 2005, thereby reducing the liability. As the Company delivers on the services to Pfizer, revenue is recognized and offset against unearned revenue.

We invested $588,000 in the purchase of equipment and the acquisition of patents in 2006, compared to $270,000 for the investment of these items in 2005. This increase represents a core investment in our information technology systems to support the increase in business, as well as the infrastructure costs of hiring additional employees. During 2006, we incurred $178,000 in patent costs associated with filing costs associated with our intellectual property, as compared to $148,000 in 2005.

Net cash used by our financing activities in 2006 was $76,000, compared to net cash provided by our financing activities of $5,996,000 in 2005. This decrease was due to the private placement of our Series A Convertible Preferred Stock issued in November 2005.

We plan to continue to utilize the net proceeds from the private placement to support the proposed expansion of our business to serve larger scale clinical trials, and to further research and development of existing and new targeted therapeutic areas. We also plan to continue our sales and marketing strategy with presentations to pharmaceutical companies and participation in medical conferences.

We currently expect that existing cash and cash equivalents will be sufficient to fund operations for the next 12 months. If in the next 12 months our plans or assumptions change or prove to be inaccurate, we may be required to seek additional capital through public or private debt or equity financings. If we need to raise additional funds, we may not be able to do so on terms favorable to us, or at all. If we cannot raise sufficient funds on acceptable terms, we may have to curtail our level of expenditures and our rate of expansion.

Off Balance Sheet Arrangements

We have no off-balance sheet arrangements, other than the consulting agreements and operating leases (as described in “Contractual Obligations” below) that have or are reasonably likely to have a current or future effect that is material to investors on our financial condition, revenues or expenses, results of operations, liquidity, capital resources or capital expenditures.

Contractual Obligations

The following table summarizes our contractual obligations at December 31, 2006, which we expect to have an effect on our liquidity and cash flow in future periods.

	Payments Due by Period
		Less than
	Total	1 Year	1-3 Years
Operating Leases	$237,533	$190,026	$47,507

We are currently in discussions with our landlord regarding the relocation to a nearby building to accommodate the additional planned hiring for 2007 and beyond. The space in discussion is approximately 50% greater than our current space and we believe it would be sufficient to accommodate our planned growth over the next several years. Currently, we are anticipating a move during the third quarter of 2007.

The Company entered into a Services and Co-Marketing Agreement dated March 1, 2004, in which it agreed to pay Chondrometrics GmbH, a German limited liability company, fees equal to 7% of the gross revenues it derived from certain services each year throughout the term of the agreement. The Company was obligated to make minimum payments to Chondrometrics for the first three years of the agreement. Payments made to Chondrometrics in 2006 and 2005 amounted to $60,000 and $75,000, respectively. There is no minimum payment required in 2007 and 2008. The agreement terminates on December 31, 2008 unless terminated earlier.

Critical Accounting Policies

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United Sates of America. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the revenues and expenses during the reporting periods. We evaluate our estimates and judgments on an ongoing basis. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Our significant accounting policies are more fully described in Note 2 to our financial statements appearing elsewhere in this prospectus. The following accounting policies are important in fully understanding and evaluating our reported financial results.

Patents

Costs incurred to acquire and file for patents, including legal costs, are capitalized as long-lived assets and amortized on a straight-line basis over the lower of the estimated useful life or legal life of the patent, which is 20 years.

Impairment of Long-Lived Assets

In the event that facts and circumstances indicate that the carrying amounts of long-lived assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset’s carrying amount to determine if a write-down is required. If the evaluation indicates that the assets will not be recoverable, the carrying value of the Company’s assets would be reduced to their estimated market value.

Revenue Recognition

The Company provides advanced medical image analysis which is charged to its customers on a per image basis in addition to various consulting and project/data management services. Revenue is recognized after the services are rendered or when the image analysis is delivered.

Reimbursements received for out-of-pocket expenses incurred are reported as revenue in the accompanying consolidated financial statements in accordance with Emerging Issues Task Force (“EITF”) No. 01-14, “Income Statement Characterization of Reimbursements received for ‘Out-of-Pocket’ Expenses Incurred.”

The Company also offers software development to its customers. Software development revenue includes software integration, customization and development fees. Software development revenue is billed on a fixed price basis.

Research and Development

Research and development expenses consist of costs incurred to further our research and development activities and include salaries and related employee benefits, consultants and research-related overhead expenses. Research and development costs are expensed as incurred.

Stock-Based Compensation

On January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123R, “Share-Based Payment,” using the modified prospective method. Consequently, for the year ended December 31, 2006, the Company’s results of operations reflect compensation expense for new stock options granted and vested under its stock incentive plans during the fiscal year 2006 and the unvested portion of previous stock option grants which vested during the fiscal year 2006.

The Company accounts for its stock-based payments to non-employees under the guidance of Emerging Issues Task Force (“EITF”) 96-18, “Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring or in Connection with Selling Goods or Services,” which states that the transaction should be valued based on the fair value of the services provided or the fair value of the equity received, whichever is more reliably measurable.

Recent Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments” (“SFAS 155”), which eliminates the exemption from applying SFAS 133 to interests in securitized financial assets so that similar instruments are accounted for similarly regardless of the form of the instruments. SFAS 155 also allows the election of fair value measurement at acquisition, at issuance, or when a previously recognized financial instrument is subject to a remeasurement event. Adoption is effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006. Early adoption is permitted. The adoption of SFAS 155 is not expected to have a material effect on the Company’s financial position, results of operations or cash flows.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets” (“SFAS 156”), which requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value. SFAS 156 permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. Adoption is required as of the beginning of the first fiscal year that begins after September 15, 2006. Early adoption is permitted. The adoption of SFAS 156 is not expected to have a material effect on the Company’s financial position, results of operations or cash flows.

In July 2006, the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109" (the "Interpretation"). The Interpretation establishes for all entities a minimum threshold for financial statement recognition of the benefit of tax positions, and requires certain expanded disclosures. The Interpretation is effective for fiscal years beginning after December 31, 2006, and is to be applied to all open tax years as of the date of effectiveness. The Company is in the process of evaluating the impact of the application of the Interpretation to its financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). This Statement defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and accordingly, does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2006. The Company is in the process of evaluating the impact that the adoption of SFAS No. 157 will have on its results of operations and financial condition.

In September 2006, the staff of the SEC issued Staff Accounting Bulletin No. 108 ("SAB 108") which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB 108 becomes effective in fiscal year 2007. Adoption of SAB 108 is not expected to have a material impact on the Company's financial position, results of operations or cash flows.

In December 2006, the FASB issued FASB Staff Position EITF 00-19-2 “Accounting for Registration Payment Arrangements,” which specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement should be separately recognized and measured in accordance with SFAS No. 5, “Accounting for Contingencies.” Adoption of EITF 00-19-02 is required for fiscal years beginning after December 15, 2006. The Company is in the process of evaluating the impact that the adoption of EITF 00-19-02 will have on its results of operations and financial condition.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115” (“SFAS No. 159”). This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS No. 157. The Company is in the process of evaluating the impact that the adoption of SFAS No. 159 will have on its results of operations and financial condition.

DESCRIPTION OF BUSINESS

Description of Business

We are a provider of image-based biomarker solutions to customers in the pharmaceutical, biotechnology and medical device industries that are designed to facilitate cost-effective drug and medical device development. We are headquartered in Rochester, New York.

Corporate History - Recent Development

We are a Delaware corporation, originally formed in 1988 under the name ConsultAmerica, Inc. On November 4, 2005, we acquired all of the outstanding membership units of VirtualScopics, LLC, a New York limited liability company, in exchange for 17,326,571 shares of our common stock, and changed our name to VirtualScopics, Inc. These newly issued shares constituted approximately 70% of our outstanding shares of common stock and shares of common stock initially issuable upon the conversion of our outstanding series A convertible preferred stock at the time of the transaction. The exchange transaction was consummated pursuant to a Securities Exchange Agreement, dated November 4, 2005, among us, VirtualScopics, LLC and certain of its former members. As we did not have any meaningful operations prior to the merger, the transaction was treated as a recapitalization of VirtualScopics, LLC.

Immediately prior to the exchange transaction closing, VirtualScopics LLC members held outstanding warrants to purchase 559,221 VirtualScopics LLC membership units and options to purchase 2,444,798 VirtualScopics membership units. Pursuant to the Securities Exchange Agreement, we agreed to issue shares of our common stock upon the exercise of these warrants and options in lieu of VirtualScopics LLC membership units previously issuable under such options and warrants. Based upon the exchange ratio used in the exchange transaction, we are obligated upon the exercise of these warrants and options to issue 532,490 shares and 2,327,937 shares of our common stock, respectively.

At the closing of the exchange transaction we also redeemed and cancelled 70,537,500 shares of our common stock held by our former directors, Edward A. Sundberg and Lindsay Sundberg, for aggregate consideration of $200. In addition, upon consummation of the exchange transaction, officers, directors and the management of VirtualScopics, LLC became our officers, directors and management. Since the closing, Mr. Colby Chandler, Mr. Terence Walts and Dr. Charles Phelps have joined our board of directors and Mr. Mark Coburn resigned from our board of directors.

As of the closing of the exchange transaction, our trading symbol was changed from “CSAA.OB.” to “VSCP.OB” and our fiscal year was changed from August 31 to December 31. On May 31, 2006, we began our listing on the NASDAQ Capital Market under the trading symbol “VSCP.”

Prior to the exchange transaction, we provided strategic business planning to small companies. As a result of the exchange transaction, we have succeeded to the business of VirtualScopics and plan to continue this business.

Concurrent with the closing of the exchange transaction and in two subsequent closings, we completed a private placement to accredited investors of 7,000 units, which included 7,000 shares of newly issued series A convertible preferred stock together with four-year warrants for the purchase of up to 1,400,000 shares of common stock at a $4.00 per share exercise price. Each share of series A convertible preferred stock is initially convertible into 400 shares of our common stock. We received $7.0 million in gross proceeds from the private placement. As of March 16, 2007, 2,690 shares of series A convertible preferred shares have been converted into 1,076,000 shares of our common stock.

Business Overview

We are a provider of image-based biomarker solutions to the pharmaceutical, biotechnology and medical device industries. We will focus on applying our imaging technology in two areas:

•	improving the efficiency and effectiveness of the pharmaceutical and medical device research and development processes; and

•	providing unique products to improve treatment planning and diagnosis of patients in a clinical setting.

Our image-based biomarker measurement and visualization tools enable automated, accurate and reproducible measurement of minute changes that occur in anatomic structures in musculoskeletal, oncological, cardiological and neurological diseases. For pharmaceutical, biotechnology and medical device manufacturers, these tools can significantly alleviate or reduce clinical development bottlenecks by dramatically increasing the speed, accuracy and reliability of the demonstration of a new compound’s efficacy. Further, these measurements can be used to assess the viability of continuing a drug development project and eliminate as soon as possible a drug that is doomed to fail. Early failure is critical to the pharmaceutical industry to prevent the expenditure of limited R&D funds on a drug that will not perform as expected. We believe that this is especially important today with the large number of compounds that are awaiting evaluation.

Our technology may also be applicable in the development of products for patient treatment and surgical planning. We have considered the focus on the deployment of diagnostic tools and services in the areas of arthritis, cancer, cardiology, neurology and other diseases. This diagnostic use has not yet been cleared or approved by the U.S. Food and Drug Administration.

Additionally, in 2007, we received two awards totaling approximately $2.1 million for the application of our technology with the Department of Defense in the area of hyperspectral imagery.

Benefits to Pharmaceutical, Biotech and Medical Device Companies

The benefits to pharmaceutical companies from using our image analysis tools can include shorter clinical development time, and earlier determination of the effectiveness or ineffectiveness of a new drug or compound. Our technology helps to curtail trials that are not likely to be beneficial and to avoid mistaken termination of compounds that are likely to prove efficacious, through:

•	improved precision in the measurement of existing biomarkers resulting in shorter observation periods, with beneficial cost savings within a clinical trial;

•	new biomarkers, which are better correlated with disease states, again reducing trial length and therefore costs; and

•	reduced processing time for image data analysis through automation.

In addition, our technology reduces aggregate clinical development costs through:

•	improved precision for existing biomarkers, thus requiring smaller patient populations and lower administrative costs; and

•	new biomarkers that serve as better correlates, leading to better early screening and elimination of weak drug candidates in pre-clinical trials.

Benefits to Patients and Health Care Providers in a Diagnostic Setting

The specific diagnostic opportunities that we plan to pursue in the future are treatment monitoring and surgical planning. Osteoarthritis and cancer are leading causes of disability and death, respectively, throughout much of the developed world, and technologies for closely monitoring disease progression and response to treatment in both areas are currently lacking. We believe this presents us with a significant market opportunity.

In treatment monitoring and surgical planning, our technology is designed to offer patients and medical insurers the following benefits:

•
improved diagnosis of early stage patients in both osteoarthritis and cancer, which is a vital benefit, as early diagnosis is likely to lead to more successful and less expensive treatment, as well as better patient outcomes;

•
better treatment planning of patients based on determination of patient response to compounds or other treatment options (in oncology, for example, we have demonstrated the ability to determine whether patients are showing response to an anti-angiogenic drug after only 48 hours of treatment) (Glenn Liu et al., “ Dynamic Contrast-Enhanced Magnetic Resonance Imaging As a Pharmacodynamic Measure of Response After Acute Dosing of AG-013736, an Oral Angiogenesis Inhibitor, in Patients With Advanced Solid Tumors: Results From a Phase I Study,” Journal of Clinical Oncology, vol. 20, August 20, 2005); and

•	enhanced surgical planning leading to shorter and less invasive surgical procedures with improved patient outcomes.

In osteoarthritis, we believe that our technology is the only reliable and scalable technology on the market to be able to assess the current status of the cartilage in the knee, as well as determine if treatment options are improving the patient’s status. Additionally, we believe that our technology is the only one that can measure the health of the other surrounding tissues in the knee joint, including the meniscus and fluid volume, and surrounding muscle and ligament tissue. In oncology, we are the first company able to provide blood flow and volume measurements for cancer diagnosis and monitoring in a standardized and consistent way across multiple institutions (Jerry M. Collins, “Imaging and Other Biomarkers in Early Clinical Studies: One Step at a Time or Re-Engineering Drug Development?,” Journal of Clinical Oncology, vol. 20, August 20, 2005). These measurements are vital for assessing patient response to next-generation anti-angiogenic cancer drugs.

Our Technology Solution

Although the entire suite of our technologies encompasses more than 35 algorithms, the five technologies that form the key differentiators for our solution are as follows:

•	automated segmentation for easier lesion detection and measurement;

•	automated feature extraction for efficient and effective analysis;

•	automated co-registration for tracking changes over time;

•	orthogonal and multi-sequence fusion for integrating information from multiple sources; and

•	ability to measure blood flow and metabolic activity.

The discussion below provides an explanation of the above technologies and how these technologies are unique in comparison to what is presently available.

Automated Segmentation

We have developed a series of algorithms that automatically segment MRI and CT image files into the components seen on the original set of images (i.e., hard tissues, such as bones, and soft tissues including muscles, fat, skin, vasculature, etc.). CT scans use computerized analysis of x-rays to detect tumors. MRIs use magnetic fields and radio-frequency waves to produce three-dimensional (or 3D) images of normal and abnormal tissue. Low-contrast images and non-uniform-illuminated images are automatically segmented as well as, and as easily as, high-contrast image data files. We believe that our successful autosegmentation of both high and low-contrast image data files is an important breakthrough in medical image analysis.

The image produced through the autosegmentation process is extremely significant from a drug discovery standpoint. After the image data file has been autosegmented, the resulting 3D image is a highly accurate, computer-manipulable, composite-model. These models present each component as a separate 3D object. The model can be disassembled structure by structure on the computer screen in much the same way that a plastic composite model can be separated into its components. This capability allows an individual to focus on specific structures and obtain measurements of parameters such as thickness, volume or surface area to determine the efficacy of a drug in changing the size or shape of a lesion or other defect. This approach to measurement contrasts with the time-consuming and costly radiologist-driven evaluation process that is commonly used. Further, the ability to obtain highly accurate, segmented 3D models is designed to enable the use of new biomarkers to determine efficacy.

Other imaging technology developers have created “autorendered” 3D visualizations. These visualizations are “glued-together” images and do not allow for a structure to be segmented into its components in order to obtain the desired measurements to determine efficacy. Once again, the burden is on the radiologist to observe changes in the structure and obtain measurements of the biomarkers.

Automated Feature Extraction

In many cases, the structures that need to be extracted and measured in medical images do not have distinguishable statistical borders with some parts of the surrounding tissue. In these cases, statistics-based segmentation will not be able to fully identify the structures of interest. We handle these cases using an algorithm that combines statistical tissue identification with a 3D geometric model for structure shape that is able to estimate the optimal location for a hypothetical border where none is discernable in the data.

Automated Co-Registration

Another key to our technology for use in determining drug efficacy is a time-lapsed series of segmented MRI or CT image data files collected over a period of days, weeks, months or years. A patent-pending co-registration/disease tracking algorithm is applied to track the changes in a specific patient anatomy/pathology over time. We can create a continuous cine-loop, provide precise measurements, or create 3D motion trajectory maps of slowly changing pathology or degenerating joints. Further, all these phenomena are also presented as numerical values.

These capabilities rely on our core autosegmentation platform to produce ultra-high resolution data files. When a series of ultra-high resolution data files are viewed in sequence through our technology, clinical researchers can automatically track, analyze and measure disease response to drug therapy. Since the data file is segmented, the clinicians can focus in on biomarkers of interest. For example, the volume of the whole brain, including gray and white matter (common biomarkers for determining the effect of drugs aimed at treating certain neurological diseases) can be segmented and measured over time. This capability would significantly improve the drug discovery process for degenerative neurological diseases such as multiple sclerosis, Parkinson’s and Alzheimer’s diseases. Similarly, the time-lapse technology allows musculoskeletal clinical researchers to track a patient’s response to drug treatment for joint diseases such as osteoarthritis.

Standard MRI or CT exams may miss abnormal findings because certain pathologic conditions are dependent on the position of the joint or exist in response to stress. Special positioning devices must be used first to guide and maintain the joint in a specific imaging plane and second to produce the load. Using a series of six image data files collected over a period of minutes, its technology can produce a cine-loop of a joint and its surrounding tissue. This is designed to enable, for example, the assessment of a compound efficacy of diagnostic procedure in treating a ligament tear or the success of ACL tissue repair.

Orthogonal and Multi-Sequence Fusion

Data files are typically based on a single series of MRI or CT images. The reason that autosegmentation has historically been so difficult to achieve is because there is not enough contrast between multiple low-contrast structures, particularly in a standard MRI data file. Somehow the data resolution must be optimized to accentuate the contrast and enable autosegmentation. Our team has developed two new patent-pending data acquisition techniques to enhance our autosegmentation efforts, orthogonal and multi-sequence fusion of image data files. Both of these techniques optimize imaging data and provide the highest possible resolution and contrast in the data file, enabling the application of the autosegmentation algorithms.

Orthogonal fusion starts with two perpendicular series of images, which are fused and then reconstructed. This fusion-reconstruction process enhances inter-plane resolution. This eliminates the discrepancy between in-plane resolution and slice thickness and creates isotropic voxels, increasing the accuracy of the original data and producing an isotropic resolution DICOM data file. The autosegmentation algorithms can then be applied to create ultra-high resolution, isotropic, composite models.

The second technique supporting our autosegmentation algorithms is multi-sequence fusion. Multi-sequence fusion starts when multiple MRI image data files are obtained using different pulse/parameter sequences. An algorithm is then applied which automatically registers and merges the multiple MRI image data files. This enhances the visualization of different tissue types and improves the contrast between tissues. After image data files are fused, they can be segmented to create a 3D composite model containing the information of all the MRI data files. In addition, the sequences have been written by us in such a way that they can acquire multiple data sets in the same time as required for a single data set.

Measurement of Blood Flow and Metabolic Activity

A growing number of anti-cancer drugs both on the market (e.g., Iressa and Avastin) and under development are designed to reduce the blood supply available to tumors, thereby depriving them of the ability to grow and spread. During development, these compounds require the ability to accurately measure blood flow and vascular permeability in vivo, in order to determine dose-response relationships and compound efficacy. In the clinic, this same capability is necessary in order to determine whether a particular patient is responding to treatment. We have developed a method, using dynamic contrast enhanced magnetic resonance imaging (DCE-MRI), to accomplish this. This technique involves repeated imaging, generally every five to ten seconds, for a period of several minutes before and after the injection of a gadolinium-based, FDA-approved, contrast agent. Tracer concentration changes over time can then be measured both in normal and cancerous tissues, and based on this information parameters such as blood flow, blood volume and vascular permeability can be derived. These parameters have been shown to relate directly to the activity of anti-angiogenesis and anti-vascular cancer drugs, and to allow the prediction of response or failure after only a few days of treatment.

Sales and Marketing

Our business development strategy is centered on an active calling effort aimed at pharmaceutical companies, biotechnology companies, principal investigators and clinical research organizations, or CROs. To date, we have made significant inroads by having contracts with 9 of the 15 leading pharmaceutical, biotechnology and medical device companies including Pfizer, GlaxoSmithKline, Johnson & Johnson (DePuy) and Wyeth. We continue to grow our business by leveraging relationships with our current customers. As a result, our current customers have begun introducing us to other therapeutic groups within their organization. We continue to receive positive feedback from our customers, which has resulted in new projects.

In March 2004, we entered into two agreements, a consulting services agreement and co-marketing agreement with Chondrometrics GmbH and a consulting agreement with Dr. Felix Eckstein, the founder of that company. Dr. Eckstein is an internationally recognized authority in osteoarthritis research, especially as it relates to cartilage degeneration. These agreements were intended to leverage the research activities between us and Dr. Eckstein and co-market each party’s services. The consulting agreement expired on December 31, 2006 whereas the co-marketing agreement expires on December 31, 2008 with an automatic renewal in one-year increments until either party delivers written notice of its intention not to renew.

Complementing our sales and marketing effort, we actively participate in medical conferences to showcase our technology, as well as collaborating with principal investigators on their academic research, which often results in highly visible, published research. We have already built a strong base of clinical collaborators across varied disease platforms.

We are continuing an active sales and marketing effort and are currently in discussions with a number of additional potential customers to form business and/or strategic alliances.

Pfizer Strategic Alliance

In July 2002, we entered into a multi-year strategic alliance under a clinical imaging and services agreement with Pfizer, which was expanded and renewed for two years in July 2005, and again in November 2006, to accelerate the discovery, validation and application of image-based biomarkers for clinical research. As part of the original agreement, Pfizer made an equity investment in VirtualScopics which is now represented by our common stock that Pfizer received in the exchange transaction. Pursuant to the terms of the agreement with Pfizer, we granted Pfizer a worldwide, non-exclusive, perpetual, royalty-free license to use, reproduce and modify “tool boxes” that we develop for Pfizer using our image analysis tools technology and that Pfizer will use for the research and development of its pharmaceutical products. The relationship enables Pfizer to apply our technology to ongoing clinical research in an effort to identify and validate biomarkers correlating to clinical outcomes. The biomarkers may then be used to assess the efficacy of new pharmaceutical compounds in the clinical trial process. The alliance continues until July 2008, with annual automatic renewals.

This alliance represents a growing trend in the pharmaceutical industry to apply new technologies to accelerate the clinical development of compounds. Pfizer has a long history of investing in new clinical technologies and is considered an industry leader in this area. We derived 35% and 71% of our revenue from Pfizer for the years ended December 31, 2006 and 2005, respectively.

Industry Background and Market Trends

Market in Pharmaceutical and Medical Device Development

We estimate the current market for image analysis in clinical drug trials is approximately $450 million and is growing at over a 15 - 30% annual rate. The market is expected to near $1.0 billion annually by 2011. The use of MRI, CT and PET imaging to determine efficacy of drugs is expected to continue rapid growth.
Growth is a function of:

•	the FDA’s desire to use MRI, CT and PET imaging to determine efficacy due to its non-invasive nature;

•	the pharmaceutical industry’s desire to accelerate the time to market and reduce the cost of clinical drug trials; and

•	an increase in the number of drugs undergoing clinical trials owing to significant and growing pharmaceutical R&D.

The table below outlines the estimated cost to develop a successful compound, from research to launch.

Image Analysis and Image-Based Biomarker Development

We have conducted research to determine the current size of the market for image analysis services in the pharmaceutical, biotech and medical device industries. The information was collected as part of our discussions with many of the major companies that currently serve the industry as well as with the assistance of Dawnbreaker, a strategic/business planning firm. Our discussions with companies in the industry included Bio-Imaging Technologies, Synarc, Beacon Bioscience, Perceptive, Duke Image Analysis Laboratories and Boston University, as well as a number of other academic centers in the United States and Europe. We have found that the market is fragmented, with approximately $450 million in total annual revenues projected for 2006.

The industry is currently undergoing a rapid growth phase as the use of imaging end-points is becoming more accepted by the FDA and the number of compounds being tested by pharmaceutical companies continues to increase. We estimate the annual growth rate for the market at 15% to 30% for the next five years. Our estimates are based on a bottom-up calculation of the individual growth rates of the companies and academic centers within the industry. We believe that some of the largest players, which offer the broadest set of capabilities, are growing even faster. Specifically, Bio-Imaging Technologies, Perceptive (division of Parexel), Synarc and Beacon Bioscience.

Market for Diagnostic Applications

Currently, more than 355 million people worldwide have arthritis (joint inflammation), according to published data. Arthritis is one of the most prevalent diseases and leading cause of disabilities in the United States, affecting nearly 46 million Americans of all ages, or about one of every six people. Arthritis is one of the most prevalent chronic health problems and the nation’s leading cause of disability among Americans over age 15. There are more than 100 types of arthritis, such as osteoarthritis, rheumatoid arthritis (and juvenile rheumatoid arthritis), gout and psoriatic arthritis. Arthritis has been reported as the cause of disability more than any other chronic disease including back pain, heart or lung conditions, diabetes or cancer.

Osteoarthritis, a degenerative joint disease and one of the most common forms of arthritis, affects almost 190 million people worldwide (53% of arthritis patients) and 20.7 million Americans. It primarily affects the joint cartilage. It usually affects the weight-bearing joints, such as knee, feet, spine and fingers. It results in nearly 39 million physician visits annually in the United States, according to statistics from the Arthritis Foundation and Centers for Disease Control & Prevention, 2002 and 2005.

An increasing trend is the use of imaging technology, as it provides a non-invasive method, to diagnose and plan for the treatment of diseases. Currently, the aggregate market for medical imaging services by hospitals and imaging centers generates $48 billion in annual revenues. We plan to tap into this market by providing quantification and visualization services for existing MRI and CT imaging modalities.

Image Analysis Solutions in Pharmaceutical and Medical Device Industries

Drug discovery and development has been constrained by the lack of accurate image analysis tools and appropriate image-based biomarkers. In many clinical studies, X-ray is the chosen modality for evaluating a compound’s efficacy. X-ray imaging in drug discovery has significant limitations, which include:

•	partial or complete inability to detect changes in a region of interest due to poor contrast or occlusion;

•	subject to inter/intra-observer variability - error in radiologist measurements can amount to upwards of 30% for small structures of interest;

•	the need for a radiologist to perform manual tracings is not only subject to error, but is also time consuming; and

•	reliance on a radiologist for biomarker measurements results in very limited throughput.

The constraints mentioned above can add months and years to the drug discovery process.

The use of MRI and CT to determine drug efficacy is increasing, owing to its superior information content relative to X-ray. MRI and CT are more sensitive to pathology, provide higher contrast for soft tissue and are three-dimensional. These attributes improve the detection of disease and the ability to monitor disease progression over time. While MRI and CT are preferred modalities, they too suffer from the need to have a radiologist review the images, detect disease, monitor progression and, when necessary, perform manual calculations.

Diagnostic Service in the Arthritis Market

Outside of cardiovascular diseases, arthritis is the most common disease in the United States affecting the population at large. Arthritis is the source of at least 44 million visits to health care providers, 744,000 hospitalizations, and 4 million days of hospital care per year. Nearly 60% of persons with arthritis are in the working age population, and they have a low rate of labor force participation.

Disabilities and illness from arthritis have a sizable impact on the U.S. economy. The estimated cost of arthritis is about $64.8 billion. Of this amount, 24% was attributable to direct medical costs and 76% was attributable to indirect costs from lost wages. Drug sales of anti-arthritics in the United States totaled $1.7 billion for the year ended November 1998 for 70.5 million prescriptions dispensed. In the United States, more than $35 billion is spent annually on medical expenses and lost wages related to osteoarthritis, according to the CDC.

In the early stages, arthritis is generally treated with conservative nonsurgical measures. Ultimately, if the disease does not respond to these options, several surgical remedies (i.e., arthroscopic surgery and cartilage grafting) are used. Joint replacement is often used to relieve the pain and disability that accompanies all types of arthritis.

Early diagnosis is important to begin treatment that can help relieve pain, improve mobility and minimize long-term disability. Currently, patients go through a long “trial-and-error” period with their physicians in an attempt to find a drug or appropriate life style change that relieves pain without causing severe side effects.

Intellectual Property

We depend on our ability to develop and maintain the proprietary aspects of our technology to distinguish our services from our competitors’ products and services. We consider our patented technology and the technology for which we have applied for patent protection to be of material importance to our business plan. We hold nine patents issued by the United States Patent and Trademark Office. We have also applied for a number of other patents, both domestically and in foreign jurisdictions. To protect our proprietary technology, we rely primarily on a combination of confidentiality procedures, copyright, trademark and patent laws. Our policy is to require employees and consultants to execute confidentiality and invention assignment agreements upon the commencement of their relationship with us. These agreements provide that confidential information developed or made known during the course of a relationship with us must be kept confidential and not disclosed to third parties except in specific circumstances and for the assignment to us of intellectual property rights developed within the scope of the employment relationship.

Competition

Our competition is largely comprised of a limited number of university research centers that are working on developing the next generation of image analysis tools. Aside from the university centers, there are a few commercial entities that have a desire to provide these advanced imaging services; however, we believe they are constrained by their lack of technical capabilities.

One group of potential competitors is clinical research organizations (CROs) providing clinical trial services to pharmaceutical companies. As of the date of this prospectus, we believe that none of the leading CROs have technology capabilities that are comparable to our technology.

CROs typically provide manual and non-differentiated interpretation of medical images for the pharmaceutical industry. The second group of competitors are technology companies that provide 3D visualization technology to medical equipment manufacturers and hospitals. We may compete with these companies in providing diagnostics services to the market.

We believe that currently there is an opportunity for us to establish a technology advantage and a set of differentiated services in the advanced image-based biomarker market.

Competitors in Accelerating Pharmaceutical and Medical Device Development

The main CROs which participate in imaging trials are Bio-Imaging Technologies, Synarc, Perceptive and Beacon Bioscience. It is our understanding that these companies use predominately manual approaches that are unable to quantify minute structures in medical images. As a result, it may be difficult for them to offer differentiated services to achieve higher profit margins. Additionally, some academic centers have worked on software that has applications for neurological diseases. These academic centers include Duke Image Analysis Laboratory, University of Pennsylvania, University of Montreal and University of California at San Francisco. However, we believe these organizations lack the required FDA compliance standards and ability to scale their operations to meet customer demand and we believe they offer inferior technology.

Based on our research and feedback from our customers, we believe that our technology is superior to the technologies and methods currently utilized by CROs because of our patented autosegmentation capabilities, patent-pending data processing techniques and orthogonal and multi-sequence fusion. These proprietary processing techniques enhance the MRI or CT data file and allow for segmentation of the most complex structures that are critical to evaluation of disease progression. For example, currently CROs are unable to provide automated volumetric quantification of meniscus volume, bone marrow edema volume, T2 lesions volume and cartilage roughness. Our work has shown that all of these end-points are critical markers for determining the stage of osteoarthritis in patients.

We believe CROs recognize the pharmaceutical industry’s desire to have a quicker, less costly and more efficient means of determining efficacy through imaging, but they have not focused on developing the technology. It is highly likely that CROs will obtain the desired capabilities through the acquisition of a company that has developed the necessary image analysis technology. Given that there are a limited number of entities with automated segmentation and measurement technology, an acquisition of such an entity by a CRO would position the CRO at the forefront of a growing market.

Academic institutions such as the University of Pennsylvania, University of Montreal and University of California at San Francisco tend to have more advanced technology than their commercial peers. However, their commercial efforts are constrained by being part of an academic institution.

Indirect Competitors in Diagnostic Market

Our three-dimensional visualization software offers significant advantages for viewing joint images. Our software is able to not only create 3D visualization, but also to separate a volume into its component structures, i.e., hard tissues, such as bones, and soft tissues, including muscles, fat, skin and vasculature. Low-contrast images and those with non-homogeneous gross intensity are automatically segmented as well as, and as easily as, high-contrast image data files. The successful segmentation of both high and low-contrast image data files is an important breakthrough in medical image analysis. This capability allows an analyst to focus on specific biomarkers and obtain volume and shape measurements of biological structures, such as cartilage, meniscus, fluid and bone narrow edema.

The need to diagnose and to provide treatment and surgical planning for osteoarthritis patients is not a new problem. As a result, many large and small companies have been trying to find a solution. The treatment and surgical planning for a number of diseases is hampered by the lack of appropriate measurements and visualization tools. It is difficult and extremely challenging to determine compound efficacy in a disease such as osteoarthritis.

We have identified the research efforts of the following companies as potential competition due to our attempts to solve similar problems. These companies are Vital Images, Cedara, Medical Media Systems, R2 Technology and ViaTronix. Customers such as GE Healthcare, Philips, Siemens and Toshiba currently use software from these companies.

Government Regulation

Healthcare in the United States is heavily regulated by the federal government, and by state and local governments. The federal laws and regulations affecting healthcare change constantly, thereby increasing the uncertainty and risk associated with any healthcare-related company such as VirtualScopics.

The federal government regulates healthcare through various agencies, including the following:

•	the Food and Drug Administration, or FDA, which administers the Food, Drug, and Cosmetic Act, or FD&C Act, as well as other relevant laws;

•	Centers for Medicare & Medicaid Services, or CMS, which administers the Medicare and Medicaid programs;

•
the Office of Inspector General, or OIG, which enforces various laws aimed at curtailing fraudulent or abusive practices, including by way of example, the Anti-Kickback Law, the Anti-Physician Referral Law, commonly referred to as Stark, the Anti-Inducement Law, the Civil Money Penalty Law, and the laws that authorize the OIG to exclude health care providers and others from participating in federal healthcare programs; and

•	the Office of Civil Rights which administers the privacy aspects of the Health Insurance Portability and Accountability Act of 1996, or HIPAA.

All of the aforementioned are agencies within the Department of Health and Human Services, or HHS. Healthcare is also provided or regulated, as the case may be, by the Department of Defense through its TriCare program, the Public Health Service within HHS under the Public Health Service Act, the Department of Justice through the Federal False Claims Act and various criminal statutes, and state governments under the Medicaid program and their internal laws regulating all healthcare activities.

FDA

We currently meet the requirements of Good Clinical Practices: Consolidated Guidance , which governs the conduct of clinical trials, and our software complies with the FDA’s Regulation 21 CFR Part 11 (Electronic Records; Signatures) and 21 CFR Part 820.30, which outline the requirements for design controls in medical devices.

The FDA regulates medical devices. A “medical device,” or device, is an article, including software and software associated with another medical device, which, among other things, is intended for use in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment or prevention of disease, in man or other animals. Computer software that complements a CT or MRI scan, such as VirtualScopics, is considered a medical device and is therefore subject to FDA regulation. Even when used to assist clinical trials, the software may be considered a medical device subject to clearance or approval by the FDA, as discussed below, depending on how the software is used.

To date, no such FDA clearance or approval has been sought or granted and, accordingly, our sales have been limited to those uses not requiring FDA clearance or approval. Absent such approval or clearance and to comply with the FD&C Act, our current sales to pharmaceutical companies for use in clinical drug trials is limited to those protocols where the image-based product is used by radiologists to facilitate their observations of and to document MRI or CT scans. Our significant growth in the clinical drug trial area depends on acceptance by the FDA of image-based biomarkers for new drug approvals. No assurance can be given that the FDA will continue or increase acceptance of biomarkers for new drug approvals. We would need to obtain FDA clearance or approval, as discussed below, before using our technology and services for diagnostic or treatment planning in a clinical setting or as part of a clinical trial. No assurance can be given that such clearance or approval would be granted or that it would be granted in a timely manner.

Devices are subject to varying levels of regulatory control, the most comprehensive of which requires that a clinical evaluation be conducted before a device receives approval for commercial distribution. In the United States, we generally are able to obtain permission to distribute a new device in two ways. The first applies to any new device that is substantially equivalent to a device first marketed prior to May 1976. In this case, to obtain FDA permission to distribute the device, we generally must submit a premarket notification application (a section 510(k) submission), and receive an FDA order finding substantial equivalence to a device (first marketed prior to May 1976) and permitting commercial distribution of that device for its intended use. A 510(k) submission must provide information supporting its claim of substantial equivalence to the predicate device.

If clinical data from human experience are required to support the 510(k) submission, these data must be gathered in compliance with investigational device exemption (IDE) regulations for investigations performed in the United States. The 510(k) process is normally used for software products of the type that we propose distributing. The FDA review process for premarket notifications submitted pursuant to section 510(k) takes on average about 90 days, but it can take substantially longer if the agency has concerns, and there is no guarantee that the agency will “clear” the device for marketing, in which case the device cannot be distributed in the United States. Nor is there any guarantee that the agency will deem the article subject to the 510(k) process, as opposed to the more time-consuming and resource intensive and problematic, premarket approval, or PMA, process described below.

The second, more comprehensive, approval process applies to a new device that is not substantially equivalent to a pre-1976 product. In this case, two steps of FDA approval generally are required before we can market the product in the United States. First, we must comply with IDE regulations in connection with any human clinical investigation of the device. Second, the FDA must review our PMA application, which contains, among other things, clinical information acquired under the IDE. The FDA will approve the PMA application if it finds there is reasonable assurance the device is safe and effective for its intended use.

Certain changes to existing devices that do not significantly affect safety or effectiveness can be made with in vitro testing under reduced regulatory procedures, generally without human clinical trials and by filing a PMA supplement to a prior PMA. Exported devices are subject to the regulatory requirements of each country to which the device is exported, as well as certain FDA export requirements.

After approval or clearance to market is given, the FDA and foreign regulatory agencies, upon the occurrence of certain events, have the power to withdraw the clearance or require changes to a device, its manufacturing process, or its labeling or additional proof that regulatory requirements have been met.

A device manufacturer is also required to register with the FDA. As a result, we may be subject to periodic inspection by the FDA for compliance with the FDA’s Quality System Regulation requirements and other regulations. In the European Community, we are required to maintain certain International Organization for Standardization (ISO) certifications in order to sell product and to undergo periodic inspections by notified bodies to obtain and maintain these certifications. These regulations require us to manufacture products and maintain documents in a prescribed manner with respect to design, manufacturing, testing and control activities. Further, we are required to comply with various FDA and other agency requirements for labeling and promotion. The Medical Device Reporting regulations require that we provide information to the FDA whenever there is evidence to reasonably suggest that a device may have caused or contributed to a death or serious injury or, if a malfunction were to occur, could cause or contribute to a death or serious injury. In addition, the FDA prohibits us from promoting a medical device for unapproved indications.

Privacy Provisions of HIPAA

HIPAA, among other things, protects the privacy and security of individually identifiable health information by limiting its use and disclosure. HIPAA directly regulates “covered entities” (healthcare providers, insurers and clearinghouses) and indirectly regulates “business associates” with respect to the privacy of patients’ medical information. All entities that receive and process protected health information are required to adopt certain procedures to safeguard the security of that information. It is uncertain whether we would be deemed to be a covered entity under HIPAA and it is unlikely that we would, based on our current business model, be a business associate. Nevertheless, we will likely be contractually required to physically safeguard the integrity and security of any patient information that we receive, store, create or transmit. If we fail to adhere to our contractual commitments, then our physician customers may be subject to civil monetary penalties.

Research and Development Costs

We incurred $1,110,761 and $853,085 in research and development costs for the years ended December 31, 2006 and 2005, respectively

Customers

Three customers accounted for 10% or more of our revenue during the year ended December 31, 2006, one of which also accounted for more than 10% of our revenue during the year ended December 31, 2005. The following table sets forth information as to revenue and percentage of revenue for these years for our principal clients, all of which are major pharmaceutical companies:

	Years Ended December 31,
Customer	2006	2005
Pfizer, Inc.	$1,667,652	$2,479,447
	(35.2%)	(71.4%)
GlaxoSmithKline	736,458
	(15.5%)	*
Merck, Inc.	508,009
	(10.8%)	*

* Less than 10%

Pfizer projects represented 35% of our revenue in 2006 and 71% in 2005. Therefore, at present, our results will depend on our strategic alliance with Pfizer and the delivery of our services to Pfizer. Additionally, Pfizer may terminate its contractual relationship with us for any or no reason on 30 days’ advance notice. A decision by Pfizer to discontinue or limit our relationship could have a material adverse impact on our business.

Employees

As of December 31, 2006, we had 56 employees and six contract radiologists. Of our employees, 48 are full-time.

Description of Property

As of the date of this prospectus, we lease 12,258 square feet of office space at our corporate headquarters in Rochester, New York. The annual rent under the lease is $183,870. The lease ends in March 2008. The Company is in discussions with its landlord to accommodate the Company’s expansion. The Company is confident that it will find sufficient space to meet its growth, if necessary.

Reports to Security Holders

We file reports with the SEC, including our annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K, as well as proxy and information statements from time to time, as required.

You may read and copy any materials that we have filed and will file with the Securities and Exchange Commission, without charge, at the SEC’s Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549, and at the SEC’s regional offices located at the Woolworth Building, 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Some locations may charge prescribed rates or modest fees for copies. You may obtain information on the operation of the Public Reference Rooms by calling the SEC at 1-800-SEC-0330. Additionally, such information has been filed with the SEC through the Electronic Data Gathering, Analysis and Retrieval system, and is publicly available through the SEC’s Website located at http://www.sec.gov.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth information regarding the members of our board of directors, our executive officers and our significant employees. The directors listed below will serve until the next annual meeting of our stockholders.

Name	Age	Position
Jeffrey Markin	48	President, Chief Executive Officer and Director
Warren Bagatelle	68	Chairman of the Board of Directors
Robert Klimasewski,	64	Vice Chairman of the Board of Directors
Dr. Saara Totterman, M.D., Ph.D.	66	Chief Medical Officer and Director
Terence A. Walts	59	Director
Sidney R. Knafel	76	Director
Colby H. Chandler	82	Director
Charles Phelps, Ph.D.	63	Director
Molly Henderson	36	Chief Financial Officer and Vice President of Finance

The principal occupations for the past five years (and, in some instances, for prior years) of each of our directors, officers and significant employees are as follows:

Jeffrey Markin, age 48, was appointed as President and Chief Executive Officer of VirtualScopics, Inc., in August 2006, and as a director in April 2007.  He joined VirtualScopics as Chief Operating Officer in May 2006, after 26 years at Eastman Kodak Company. Most recently, Mr. Markin was General Manager, Output Systems and Mammography Solutions for Kodak’s Health Group and a corporate officer of the company. Jeff managed major Health Group operations including leadership of the conventional x-ray business, Mammography Solutions, HealthCare IT Software and Solutions business, and Global Radiology Sales and Service organization. He was awarded the Eastman Kodak Chairman’s leadership award in December 2004 for inspired leadership of company and health group objectives. Previously, he held leadership positions in the Document Imaging business, including Vice President of Marketing U.S. and Canada, Global General Manager of the output business, and General Manager of the Asia based services business with operations in China, Hong Kong, Philippines, Malaysia, and Australia. He also served on the board of directors for Hermes Precisa Australia the leading document services company in Australia. He joined Kodak in the company’s Rochester, N.Y. film operations division and held successive management positions in Manufacturing, Research and Development, and Quality. In 1997, Mr. Markin was selected to attend the Executive MBA program of the Simon School of Business, University of Rochester, where he graduated with honors. He holds a B.S. in Industrial Engineering, with honors, from the State University of New York at Buffalo.

Warren Bagatelle, age 68, has served as a director of the Company since November 4, 2005, as a director of VirtualScopics, LLC since August 2001, as Chairman of the board of directors of the Company since November 4, 2005, and as the Chairman of the board of directors of VirtualScopics, LLC since August 2002. Mr. Bagatelle has been a managing director of Loeb Partners Corporation since 1988, where his responsibilities include all elements of corporate finance. Specific activities cover identifying, financing and monitoring investments in small and medium size companies, providing advisory services on mergers, acquisitions, divestitures and restructurings, and advising on, managing and co-managing public offerings. Loeb Partners is a full service investment banking firm based in New York City. Mr. Bagatelle is a general partner of Loeb Investors Company 147, L.P., one of our stockholders. Mr. Bagatelle is also a director of FuelCell Energy, Inc. (FCEL) and Electro Energy Inc. (EEEI), as well as several private companies. He received his M.B.A. degree from Rutgers University and his B.A. degree in economics from Union College.

Robert Klimasewski, age 64, has served as a director of the Company since inception and Vice Chairman in August 2006. He has served as Chief Executive Officer of VirtualScopics from June 2005 through August 2006. Mr. Klimasewski served as President and Chief Executive Officer of Transcat, Inc. (formerly Transmation, Inc.) (NASDAQ: TRNS), a publicly-held global distributor of professional grade test, measurement and calibration instruments, from 1994 to 1998, when he relinquished those titles and assumed the role of Chairman of the Board of Transcat. In 2002, Mr. Klimasewski stepped down as Chairman of the Board of Transcat and was re-appointed President and Chief Executive Officer. He served in those roles until 2004, when he retired. Mr. Klimasewski remains on Transcat’s board of directors. He also was a co-founder of Burleigh Instruments Inc., a manufacturer of precision scientific instrumentation, which was sold in December 2000. He served for 18 years on the board of directors of Laser Power Corporation, a publicly-held company, until its sale in 2000. He currently serves on the board of directors of Lumetrics, Inc. and The University Technology Seed Fund. He is a member of the University of Rochester’s Visiting Committee for the School of Engineering and Applied Science. Mr. Klimasewski holds B.S. and M.S. degrees in optical engineering from the University of Rochester.

Dr. Saara Totterman, M.D., Ph.D., age 66, has served as a director of the Company since inception. Dr. Totterman is one of VirtualScopics, LLC’s founders, has served as the Chief Medical Officer and a director of VirtualScopics, LLC since its inception. She is responsible for both setting the strategic direction for the medical research that we undertake, as well as ensuring thorough medical oversight for all the clinical programs that the Company conducts. Prior to founding VirtualScopics, LLC, she served as the director of the MR Center at the University of Rochester Medical Center having full responsibility for the operation of the center with profit and loss oversight for $35 million in annual revenues. Dr. Totterman is internationally recognized as an authority in musculoskeletal CT and MRI, having over 100 publications in peer-reviewed journals and making over 120 presentations at international meetings. She has also contributed to the writing of 11 book chapters and is a reviewer for Radiology, the highest ranked radiological journal in the world, for which she has won several awards. Dr. Totterman’s main research concentration has been MR imaging technology development and image segmentation, which have formed the foundation for its technology. She has extensive experience in multidisciplinary research, collaborating with engineering and physics scientists and is frequently sought out as an advisor to the pharmaceutical industry. She received her M.D. degree at the University of Oulu, Finland, her Ph.D. in medicine at the University of Bergen, Norway and her B.A. degree in medicine from the University of Oulu, Finland.

Terence Walts, age 59, has served as a director of the Company since December 8, 2005.  Mr. Walts was President, Chief Executive Officer and a director of Refocus Group, Inc., (OTCBB: RFCG) a late stage medical device company engaged in research and development for treatments of eye disorders, from September 2002 through October 2005. Prior to that position, Mr. Walts acted as a consultant to medical startup companies and held positions with, among others, ONCOSE, Inc., an in-vitro diagnostics company and  Medjet, Inc., an early stage medical devices company.  He served as Senior Vice President of CIBA Vision, a diversified eye care company from 1988 to 1998.  He holds a BS in Marketing from Indiana University and a MBA from the University of Notre Dame.

Sidney Knafel, age 76, has served as a director of the Company since August 2001. Mr. Knafel is presently the managing partner of SRK Management Company, a private investment company. He also serves as Chairman of BioReliance Corporation, a biological testing company, and Chairman of Insight Communications Company, a cable communications company. Mr. Knafel is a director of IGENE Biotechnology, Inc. (PNK: IGNE) and General American Investors Company, Inc. (NYSE: GAM) as well as several private companies. He is a graduate of Harvard College and the Harvard Graduate School of Business Administration.

Colby Chandler, age 82, has served as a director of the Company since December 16, 2005. Mr. Chandler retired from Eastman Kodak Company in 1990 after 40 years of service. Mr. Chandler served as the President of Eastman Kodak Company from 1977 until his retirement, and as the chairman of the board of directors and Chief Executive Officer of Eastman Kodak Company from 1983 until his retirement. Mr. Chandler has also served on the board of directors of Ford Motor Company, JC Penney Company, Citicorp and Digital Equipment Corporation. Mr. Chandler has a bachelor’s degree in engineering physics from the University of Maine and a master’s degree in industrial management from Massachusetts Institute of Technology.

Charles Phelps, Ph.D., age 63, has served as a director of the Company since December 16, 2005. Dr. Phelps has been the provost of the University of Rochester (University of Rochester is a stockholder of the company), since 1994. Prior to that position, Dr. Phelps was the chair of the Department of Community and Preventive Medicine in the University of Rochester’s School of Medicine and Dentistry. Prior to working at the University of Rochester, Dr. Phelps served as a senior staff economist and as a director of the RAND Corporation. Dr. Phelps has a bachelor's degree in mathematics from Pomona College, an MBA in hospital administration from the University of Chicago, and a doctorate in business economics from the University of Chicago

Molly Henderson, age 36, has served as Chief Financial Officer and Vice President of Finance of the Company since May 2003. She served as VirtualScopics, LLC’s Controller from October 2002 to May 2003. Ms. Henderson previously served as the Corporate Controller of Ultralife Batteries, Inc., (NASDAQ NM: ULBI) a publicly-held provider of high performance lithium battery solutions. Ms. Henderson’s primary functions at the company include providing strategic direction and overseeing all financial related matters, as well as overseeing and ensuring proper accounting standards of the company. Earlier in her career, she was a Manager in the audit division of PricewaterhouseCoopers LLP, and her clients included Bausch & Lomb, Inc., Frontier Communications, Tropicana and FF Thompson Health System. Ms. Henderson received her M.B.A. and B.S. degrees from the State University of New York at Buffalo.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary Compensation Table

The following table discloses compensation received by our principal executive officer, former chief executive officer and our other executive officer, the chief financial officer (the “named executive officers”) for 2006.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)		All Other Compensation ($)		Total ($)

Jeffrey Markin, President and Chief Executive Officer (1)	2006	$139,615	$30,000	-	$316,125	(2)(3)	$6,014	(4)	$491,754
Robert Klimasewski President and Chief Executive Officer (5)	2006	$65,985	$36,000	-	$175,971		$8,978	(4)	$286,934
Molly Henderson Chief Financial Officer and Vice President Finance	2006	$112,273	$10,000	-	$249,381		$1,368	(4)	$373,022

1. Mr. Markin started with the Company on May 1, 2006 as Chief Operating Officer. In August 2006, Mr. Klimasewski stepped down as CEO to return to retirement and Mr. Markin was appointed the President and Chief Executive Officer.

2. On April 28, 2006, Mr. Markin was granted a conditional stock option award under a new plan to be created and approved by stockholders, to purchase 500,000 shares of our common stock. The exercise price of the stock options is $4.00 per share and the options vest over four years beginning on the first anniversary of the date of grant.

3. The option award value represents compensation expense we recorded during 2006. Per SEC rules, the amount excludes forfeitures for service-based vesting conditions. Amounts calculated utilizing the provisions of SFAS No. 123(R). We adopted SFAS No. 123(R) using the modified prospective transition method on January 1, 2006. See Note 2 of the consolidated financial statements beginning at page F-7 of this prospectus in 2006 regarding assumptions underlying valuation of equity awards granted in 2006.

4. The Company provides the named executive officers with standard employee medical, dental, group life and disability coverage. These amounts are the total premiums paid by the Company for such standard coverage.

5. Mr. Klimasewski was elected CEO of VirtualScopics in November 2005. The Board of Directors granted to Mr. Klimasewski an option to purchase 700,000 shares of our common stock at an exercise price of $2.50 per share, with 350,000 subject to forfeiture if Mr. Klimasewski was not employed by the Company as the CEO on the first anniversary of the grant date. As a result of Mr. Markin’s appointment to CEO, the 350,000 conditional stock options were cancelled in 2006.

Employment Agreements.

We entered into an employment agreement with Mr. Markin in connection with his appointment as the Chief Operating Officer in 2006. The terms of such employment agreement also govern Mr. Markin’s employment as Chief Executive Officer. The agreement provides for an employment term at-will, an annual base salary of $220,000, a bonus of $30,000 in 2006 upon the achievement of certain Company performance targets and covenants restricting Mr. Markin’s ability to compete with the Company. The performance targets for 2006 are based on the Company’s achievement of revenue and operating income thresholds, which were confirmed by the Compensation Committee. For 2007 the bonus percentage range is 0% to 30% of eligible base pay, but the Chief Executive Officer is not eligible for a bonus unless the Company meets the initial threshold for financial performance. Additionally, Mr. Markin was granted 500,000 stock options under a new plan to be created and approved by the stockholders of the Company. The exercise price of the stock options granted to Mr. Markin is $4.00 per share and such stock options will vest over four (4) years.

The Compensation Committee authorized a 2007 base pay increase for the Chief Executive Officer to $238,000.

2007 Bonus Plan

The Compensation Committee has established the 2007 Bonus Plan. The 2007 Bonus Plan covers the Chief Executive Officer, management employees including the Chief Financial Officer, and other employees.

The 2007 Bonus Plan provides performance criteria based upon meeting certain financial and operational targets in the 2007 fiscal year. If our performance meets or exceeds the staged targets in the Plan, the participating employees may receive cash incentive bonus payments equal to a percentage of an employee’s eligible base pay, amounts may be further adjusted for individual performance. With respect to the Chief Executive Officer, the bonus percentage range is 0% to 30% of eligible base pay. For management employees the bonus percentage range is 2% to 15% of eligible base pay. The Chief Executive Officer is not eligible for a bonus unless the Company meets the initial threshold for financial performance. Employees other than the Chief Executive Officer may receive a discretionary bonus if our performance results do not meet the threshold. The Committee may adjust the bonus amounts on a discretionary basis for individual performance, and for our results above the maximum thresholds.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on outstanding equity awards made to our named executive officers that were outstanding at December 31, 2006.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)

Jeffrey Markin, President and Chief Executive Officer	0	500,000(1)			$4.00	4/28/2016	-	-
Robert Klimasewski President and Chief Executive	36,000 5,421	0 0		$ $	0.70 2.25	8/16/2011 2/14/2013	2,333(4) (5)	$4,479
Officer	87,500	262,500	(2)		$2.50	11/5/2015
Molly Henderson Chief Financial Officer and Vice President-Finance	10,000 5,500 134,500 25,000	/0 /0 0 0		$ $ $ $	1.81 2.25 2.25 2.25	9/30/2012 2/14/2013 10/30/2013 12/31/2013	-	-
	125,000	104,685	(3)		$2.25	9/9/2015

1. These options were granted on April 28, 2006, subject to stockholder approval under the 2006 Long-Term Incentive Plan. These options vest in four increments of 25% commencing on April 28, 2007 and on each of the three anniversaries thereafter.

2. These options were granted on November 5, 2005. These options vest in four increments of 25% commencing on November 5, 2006 and on each of the three anniversaries thereafter.

3. These options were granted on September 9, 2005 under the 2005 Long-Term Incentive Plan. The options vest in 3 increments of 50%, 25% and 25%, respectively, commencing on September 9, 2006 and on each of the 2 anniversaries thereafter.

4. Estimated number of shares payable as directors fees for 2006, subject to stockholder approval of the 2006 Long-Term Incentive Plan, and subsequent Board approval of the specific issuance.

5. For shares issuable as described in Note 4, based on the closing market price of the Company’s common stock on December 30, 2006 on the NASDAQ Capital Market.

Director Compensation

The following table presents compensation earned by each nonemployee member of our Board of Directors for 2006.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)[1]	(d)	(e)	(f)	(g)	(h)
Warren Bagatelle	$10,000	$5,000	-	-	-	-	$15,000
Colby Chandler	-	$17,500	-	-	-	-	$17,500
Robert Klimasewski[2]	-	$6,000	-	-	-	-	$6,000
Sidney Knafel	-	$12,500	-	-	-	-	$12,500
Jeffrey Markin[3]	-	-	-	-	-	-	-
Charles Phelps	-	$16,750	-	-	-	-	$16,750
Saara Totterman[3]	-	-	-	-	-	-	-
Terence Walts	-	$14,500	-	-	-	-	$14,500

1.
Under the Independent Director Incentive Plan, directors may elect to receive the annual retainer of $5,000 and per meeting fees in the form of cash or our common stock. The non-employee directors have elected to receive such fees earned in 2006 in the form of our common stock. The stock awards in this column are subject to stockholder approval of the 2006 Long-Term Incentive Plan, under which the shares will be issued, and subsequent Board approval of the issuance of the shares. The estimated number of shares to be issued to the non-employee directors following such stockholder and Board approval is as follows: Mr. Bagatelle, 1,800 shares; Mr. Chandler, 6,200 shares; Mr. Klimasewski, 2,300 shares; Mr. Knafel, 4,500 shares; Mr. Phelps, 6,000 shares; and, Mr. Walts, 5,200 shares.

2.
Includes compensation for Mr. Klimasewski’s service as a director. Mr. Klimasewski served as chief executive officer until August 10, 2006. Information regarding compensation for his service as a named executive officer for the fiscal year ended December 31, 2006 can be found in the Summary Compensation Table appearing herein.

3.
Mr. Markin and Dr. Totterman are employees and do not receive compensation for their services as a director or as a member of committees of the Board of Directors of the Company. Information regarding compensation for Mr. Markin’s services as chief executive officer for the fiscal year ended December 31, 2006 can be found in the Summary Compensation Table appearing herein.

Independent Director Compensation Plan

We have established the Independent Director Compensation Plan. This plan covers all independent non-employee directors as determined in accordance with the Board of Director’s annual determination of independence for NASDAQ listing standards compliance. The plan provides for compensation elements comprised of: an initial stock option grant; annual remuneration; and, per meeting fees.

Initial Stock Option Grant. Each participating director is entitled to receive a one-time stock option grant covering 25,000 shares of our common stock. The stock options are granted under the 2006 Long-Term Incentive Plan, or 2006 Plan, subject to stockholder approval of the 2006 Plan, and an exercise price not below any existing anti-dilution trigger price applicable to us. The stock options vest in ¼ increments annually over 4 years beginning on the date of grant. The options are granted at the first Board meeting attended by a director, however, each of the incumbent directors serving in 2006 at the time of adoption of the Plan is eligible to receive this initial grant upon adoption of the Plan.

Annual Retainer. Each participating director is entitled to receive an annual retainer in the amount of $5,000. The annual cash retainer will be paid in restricted stock from shares reserved under the 2006 Plan, until such time as the Compensation Committee determines the cash position of the Company would allow it to be paid in cash. The shares may contain vesting and other restrictions as determined by the Compensation Committee at the time of grant. Payments will be made quarterly on or about the first business day following the end of a quarter for the previous quarter. The stock price at the close of business on the last business day of the quarter will be used to calculate the number of share equivalents during the period where stock is substituted for cash. Such price, however, shall not be below any existing anti-dilution trigger price applicable to us.

Annual Option Grant. Each participating director will be eligible to receive an annual grant of stock options under the 2006 Plan. The amount of the grant will be determined by the Compensation Committee each year at or about the February Board meeting, utilizing performance criteria set forth under the 2006 Plan. The number of options awarded on that date will be determined utilizing the Black-Scholes pricing model to determine a per share “value” divided into an amount up to $15,000, provided that the exercise price shall not be below any existing anti-dilution trigger price applicable to us.

Per Meeting Fees. Participating directors will be entitled to receive the following meeting fees:

Board Meetings	$1,500
Committee Meetings	$500
Committee Chair	$750

Directors will not be paid for more than one meeting per day. In the event there are multiple meetings, payment will be made for the meeting requiring the highest fee. Payment can be taken in the form of cash or shares common stock under the 2006 Plan, at the discretion of each director. For administrative purposes, each director will be asked to declare his or her choice on the date of each annual shareholders meeting for the coming year. For those directors electing to take meeting fees in the form of shares, the stock price at the close of business on the last business day of the quarter will be used to calculate the number of shares issued in lieu of cash for the quarter. Such price, however, shall not be below any existing anti-dilution trigger price applicable to us

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pfizer Clinical Imaging and Services Agreement

Concurrent with Pfizer’s equity investment in VirtualScopics, LLC in June 2002, VirtualScopics, LLC entered into a Clinical Imaging and Services Agreement with Pfizer. This agreement was renewed for a two-year period commencing in August 2005 and again in October 2006. The agreement was intended to assist us in further developing and validating its image analysis software and image-based biomarkers through testing by Pfizer. The agreement may be extended for two additional one-year terms at the end of the current two-year term. Pfizer may terminate the agreement for any or no reason on 30 days’ advance notice.

Loans from Related Parties

In November 2002, VirtualScopics, LLC received two loans from its significant stockholders, Dr. Saara Totterman (Director) and Dr. Jose Tamez-Pena. Specifically, VirtualScopics, LLC issued promissory notes to these persons in the following amounts: Dr. Jose Tamez-Pena, $150,000; and, Dr. Saara Totterman, $90,000. The unpaid principal and interest under the notes is paid quarterly ending on December 31, 2007 at an interest rate of 5.75% per annum.

MRI Machine

In December 2002, VirtualScopics, LLC received an investment of $2,450,000 from GE Medical Systems for 1,088,889 series C preferred units of VirtualScopics, LLC. These units were converted into shares of our common stock. Upon receipt of the proceeds of this investment, VirtualScopics, LLC purchased an MRI machine from this investor for $2,300,000. During 2003, the equipment was sold to the University of Rochester, a related party, for $2,300,000. VirtualScopics, LLC received a $1,250,000 payment from the University of Rochester. Additionally, VirtualScopics, LLC retained the right to use the machine exclusively one day a week for seven years. The balance of $1,050,000 was applied as an advance payment for use of the equipment and is recorded as an other asset on the balance sheet as of December 31, 2006 and is being amortized based on usage over the life of the agreement. The equipment is being used by us for research and to broaden our ability to service our customers.

Matrix USA, LLC

Mr. Bagatelle, the Chairman of the Company, and his spouse currently hold non-controlling interests in Matrix USA, LLC, a registered broker-dealer. Matrix USA acted as sub-agent to our placement agent in the private placement we completed concurrent with the exchange transaction. As a result of these services, during the year ended December 31, 2005, Matrix USA received commissions of $155,400 and four-year warrants to purchase 77,700 shares of our common stock.

Redemption of Shares From Former President

Concurrent with the closing of the exchange transaction and the private placement, we redeemed 70,537,500 shares of our common stock from our former directors, Edward A. Sundberg and Lindsay Sundberg, for an aggregate consideration of $200 and then cancelled those shares at the closing of the exchange transaction.

Former ConsultAmerica Transactions

Prior to the closing of the exchange transaction, we operated out of office space located at 13070 Addison Rd., Roswell, GA  30075 provided to us by our former President at no cost. There was no written lease agreement.

ConsultAmerica’s fiscal year end was August 31. During the years ended August 31, 2005 and 2004, substantially all of our revenue was associated with engagements with entities affiliated with our former President. The portion of proceeds attributable to us from these engagements was determined solely by our former President and was not the result of any independent negotiation. We have no commitments for future engagements with any of these entities.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock by:

•	each person who is known by us to beneficially own 5% or more of our common stock;

•	each of our directors and named executive officers; and

•	all of our current directors and executive officers, as a group.

Except as indicated below, and subject to applicable community property laws, each reported owner has sole voting power and sole investment power with respect to the reported shares.

Common Stock

Name	Number of Common Shares Beneficially Owned (1)	Percentage of Common Shares Beneficially Owned (2)
5% or Greater Stockholders:

University of Rochester (3)	4,641,975	19.9%
Loeb Investors Company 147, LP (4)	4,450,564	19.4%
Dr. Jose Tamez-Pena (5)	1,984,510	8.6%
Pfizer Inc. (6)	1,553,121	6.8%
GE Healthcare (7)	1,218,467	5.3%
Kevin J. Parker (8)	1,166,445	5.1%

Directors and Executive Officers:

Robert Klimasewski (4)(5)	128,921	*
Warren Bagatelle (4)(5)	4,547,688	19.8%
Molly Henderson (5)	300,000	1.3%
Dr. Saara Totterman (5)	1,198,945	5.2%
Sidney Knafel (4)(5)	41,421	*
Terence Walts (5)	30,000	*
Colby Chandler	—	*
Charles Phelps (9)	—	*
Jeffrey Markin(10)	—	*
Directors and Executive Officers as a group (9 persons)	6,246,975	26.5%

* Less than 1% of outstanding shares of common stock

(1)	Includes options, warrants, convertible stock, and similar rights to purchase shares of VirtualScopics common stock that are exercisable within sixty (60) days of March 16, 2007.

(2)
The calculation in this column is based upon 22,977,226 shares of common stock outstanding on  March 16, 2007, (which does not include the conversion of series A preferred stock into common stock), plus the number of shares of common stock subject to outstanding options and warrants held by the person with respect to whom the percentage is reported. The shares of common stock underlying such options, warrants, convertible stock and similar rights, are deemed outstanding for purposes of computing the percentage of the person holding such options but are not deemed outstanding for the purpose of computing the percentage of any other person.

(3)
Includes 357,075 shares of common stock which may be purchased upon the exercise of an outstanding warrant. The address of the University of Rochester is 610 Hylan Building, RC Box 270140, Rochester, NY 14627.

(4)
Mr. Bagatelle may be deemed to be the beneficial owner of the shares of common stock owned Loeb Investors Company 147, LP, a limited partnership in which he is a general partner. Messrs. Klimasewski and Knafel are limited partners in Loeb Investors Company 147, LP, and disclaim any beneficial ownership of such shares. The address for Loeb Investors Company 147, LP is 61 Broadway, Suite 2400, New York, NY 10006.

(5)
Presently reported ownership includes 32,500, 32,500, 300,000, 47,134, 128,921, 41,421 and 10,000 shares issuable under options or warrants exercisable within 60 days of March 16, 2007, held by Drs. Totterman and Tamez-Pena, Ms. Henderson and Messrs. Bagatelle, Klimasewski, Knafel and Walts, respectively. Mr. Walts’ reported ownership also includes 20,000 shares issuable upon conversion of series A preferred stock. The address of each is c/o VirtualScopics, Inc., 350 Linden Oaks, Rochester, NY, 14625.

(6)	The address of Pfizer, Inc. is 50 Pequot Ave., MS 6025-C4127, New London, Connecticut 06320.

(7)	Shares owned by GE Medical Systems, a Division of General Electric Company, with an address of 3000 North Grandview Blvd., Waukesha, Wisconsin 53188.

(8)	Shares owned by Kevin J. Parker, with an address of 166 Superior Road, Rochester, NY 14625.

(9)	Mr. Phelps is the Provost of the University of Rochester. Mr. Phelps disclaims any beneficial ownership of the shares owned by the University of Rochester.

(10)	The address of Mr. Markin is c/o VirtualScopics, Inc., 350 Linden Oaks, Rochester, New York 14625

Series A Preferred Stock

Name	Number of Preferred Shares Beneficially Owned (1)	Percentage of Preferred Shares Beneficially Owned (2)
5% or Greater Stockholders:

Philip J. Hempleman (3)	1,500	34.8%
Dareen Investment Group (4)	750	17.4%

(1)
Includes all shares of series A preferred stock held. There are currently no options, warrants, convertible stock, or similar rights to purchase shares of series A preferred stock. Each share of series A preferred stock is initially convertible into 400 shares of common stock at any time.

(2)
The calculation in this column is based upon 4,310 shares of series A preferred stock outstanding on March 16, 2007. There are currently no options, warrants, convertible stock, or similar rights to purchase shares of series A preferred stock.

(3)	Shares owned by Mr. Philip J. Hempleman and the 1998 Hempleman Family Trust, each having an address of Two Dublin Hill Drive, Greenwich, CT 06830.

(4)	Shares owned by Dareen Investment Group Limited, with an address of Mill Mall, Suite 6, Wickhams Cay 1, PO Box 3085, RoadTown, Tortola, BVI.

SELLING SECURITY HOLDERS

On November 4, 2005, we acquired all of the outstanding membership units of VirtualScopics, LLC, a New York limited liability company, in exchange for 17,326,571 shares of our common stock. Concurrent with the closing of the exchange transaction and in two subsequent closings on November 23, 2005 and December 2, 2005, we completed a private placement to accredited investors of 7,000 units, each unit consisting of one share of our series A preferred stock and a four-year detachable warrant to purchase shares of our common stock. Each share of series A preferred stock is initially convertible into 400 shares of our common stock at any time, and each warrant entitles the holder to purchase 200 shares of common stock at an exercise price of $4.00 per share until four years from the date that each such warrant was issued. In connection with the private placement, we also issued warrants to purchase 280,000 shares of our common stock to the placement agent and its sub-agents at an exercise price of $2.50 per share until four years from the date that each such warrant was issued.

Pursuant to the private placement subscription documents and the warrant agreements, we agreed to file a registration statement to register the shares held by the selling security holders for resale. We agreed to maintain the effectiveness of the resale registration statement from the effective date through and until 12 months after the exchange transaction.

By means of this prospectus, the selling security holders are offering to sell, from time to time, up to 2,800,000 shares of common stock that such selling security holders may at a later date acquire upon the conversion of shares of our series A preferred stock held by such selling security holders and 1,680,000 shares of common stock that such selling security holders may at a later date acquire upon the exercise of warrants held by such selling security holders, or an aggregate of 4,480,000 shares of our common stock. The selling security holders may, from time to time, offer and sell any or all of the shares that are registered under this prospectus.

Beneficial ownership of shares is determined in accordance with the rules of the SEC. The SEC considers shares to be beneficially owned by any person that has voting or investment power with respect to such shares.

Except as otherwise noted, none of the selling security holders has ever held an office of, been a director of, or had any other material relationship with us, our subsidiary VirtualScopics, LLC, or any of our or VirtualScopics, LLC’s predecessors or affiliates.

The following table sets forth:

•	the name of each selling security holder,

•
the number of shares of common stock beneficially owned by each selling security holder (assuming conversion of all shares of series A preferred stock, and exercise of all warrants, held by such selling security holder) prior to this offering and the number of shares being offered by each selling security holder,

•
the number of shares of common stock beneficially owned by each selling security holder after this offering (assuming conversion of all shares of series A preferred stock, and exercise of all warrants, held by such selling security holder), and

•
the percentage of common stock beneficially owned by each selling security holder (assuming conversion of all shares of series A preferred stock, and exercise of all warrants, held by such selling security holder) before and after the offering based on 22,977,226 shares of our common stock outstanding as of March 16, 2007, plus the number of shares of common stock subject to outstanding options and warrants held by the person with respect to whom the percentage is reported. The shares of common stock underlying such options, warrants, convertible stock and similar rights, are deemed outstanding for purposes of computing the percentage of the person holding such options but are not deemed outstanding for the purpose of computing the percentage of any other person.

	Beneficial Ownership Before Offering (1)(2)		Shares	Beneficial Ownership After Offering
			being
Selling Security Holder	Number	Percent	Offered	Number	Percent

1328772 Ontario Limited	158,000	*	158,000	0	*
1998 Hempleman Family Trust	300,000	1.29%	300,000	0	*
Ballinger, Arthur J.	7,500	*	7,500	0	*
Balzer, Kirk	60,000	*	60,000	0	*
Becker, Robert J. & June G. JTWROS	15,000	*	15,000	0	*
Brown, Stephen	10,000	*	10,000	0	*
Bux, Rashid(3)	5,600	*	5,600	0	*
Calico Capital LLC	15,000	*	15,000	0	*
Cane, Rudolph C., Jr.	6,000	*	6,000	0	*
Chase Mortgage, Inc.	17,276	*	17,276	0	*
Chung, Peter S. (4)	43,598	*	43,598	0	*
CJE International S.A.	60,000	*	60,000	0	*
Dareen Investment Group Limited	450,000	1.92%	450,000	0	*
Degma Investing LLC	120,000	*	120,000	0	*
Donald Fleischer TTEE U/A 03/29/2002 FBO Alec Fleischer William R. Fleischer	15,000	*	15,000	0	*
Donald Fleischer TTEE U/A 03/29/2002 FBO Zachary Fleischer William R. Fleischer	15,000	*	15,000	0	*
Edmund S. Spivack and Mary Kathleen Ernst, as Tenants by the Entireties	60,000	*	60,000	0	*
Ellis International LLC	10,000	*	10,000	0	*
Ellis, Lorraine D.	3,000	*	3,000	0	*
Enzo A. Faga, Aldo V. Faga and John Pierleoni, as Tenants in Common (5)	15,000	*	14,000	1,000	*
Eskra, Michael D.	30,000	*	30,000	0	*
Fleischer, Donald R.	30,000	*	30,000	0	*
Flom, Jason	30,000	*	30,000	0	*
Frame Family, LLC	66,963	*	30,000	36,963	*
Freer, Timothy	7,500	*	6000	1,500	*
Gaur, Jai	15,000	*	15,000	0	*
Gil, Keith	30,000	*	30,000	0	*
Gostomski, Michael	57,433	*	45,000	12,433	*
GrandLuc Corporation	60,000	*	60,000	0	*
Grebb, Gerald H.	15,000	*	15,000	0	*
Green Crescent Corporation(6)	32,000	*	32,000	0	*
Hargrave, Herbert Taylor	15,000	*	15,000	0	*
Hempleman, Philip J.	600,000	2.54%	600,000	0	*
Jaffe, Robert H.	3,000	*	3,000	0	*
Khan, Imtiaz	2,000	*	2,000	0	*
Klein, Martin	5,000	*	5,000	0	*
Koppekin, Stephen	10,500	*	10,500	0	*
Dr. Sui Sang Lam, Inc.	30,000	*	30,000	0	*
Lapciuc, Yair	20,000	*	20,000	0	*
Lazard, Joseph and Erna Lazard Jt. Tenants	19,460	*	12,000	7,460	*
Legge, Martin Joseph	15,000	*	15,000	0	*
Liebeskind, Arie & Doreen	18,000	*	18,000	0	*
Longview Special Finance, Inc	63,306.8	*	63,306.8	0	*
Lorinsky, Clay	30,000	*	30,000	0	*
Lucian Gilbert Revocable Trust	18,000	*	18,000	0	*
Mangali, Fereed	30,000	*	30,000	0	*
Matrix USA, LLC# (7)	77,700	*	77,700	0	*
Michael Winer 1983 Revocable Trust	30,000	*	30,000	0	*

Mitchell, Dennis	30,000	*	30,000	0	*
Moore, William Stacey III	30,000	*	30,000	0	*
Mortimer, Shane Robert	75,000	*	75,000	0	*
The Myrna E. Rubenstein Revocable Trust dated 10/1/98	9,000	*	9,000	0	*
Oake, Chris	3,000	*	3,000	0	*
Octagon Capital Partners	7,500	*	7,500	0	*
Padway, Foster Harold	15,000	*	15,000	0	*
Patton, Robert M.	67,000	*	60,000	7,000	*
Perelmuth, Joel	27,433	*	15,000	12,433	*
Peter M. Farrand Revocable Trust	49,892	*	30,000	19,892	*
Puig, Dora	57,600	*	57,600	0	*
Rahal, Carlo	5,000	*	5,000	0	*
Ralston, Paula	15,000	*	15,000	0	*
Rosenfeld, David J.	7,500	*	7,500	0	*
Rosin, Uri and Aviva	20,000	*	20,000	0	*
Ross, Richard M.	60,000	*	60,000	0	*
Rousseau, Yaron Daniel	20,000	*	20,000	0	*

Russell, Douglas	42,000	*	42,000	0	*
Sabrin, Murray	9,000	*	9,000	0	*
Slattery, Paul F. and Jean B. JTWROS	30,000	*	30,000	0	*
Sovereign Bancorp, Ltd. (8)	9,280	*	9,280	0	*
Spackeen, Scott	15,000	*	15,000	0	*

Sussman Sales Co., Inc. Profit Sharing Plan	75,866	*	51,000	24,866	*
Sykes Associates, LLC	90,000	*	90,000	0	*
Tabak, Tanya	15,000	*	15,000	0	*
Title, Herb	66,000	*	66,000	0	*
Torresy, Maria Serena	18,000	*	18,000	0	*
Totterman, Mikael and Alexandra Latypova (9)	3,000	*	3,000	0	*
Vision Capital Advisors, LLC	30,000	*	30,000	0	*
Vision Opportunities Master Fund Ltd.	200,000		200,000	0	*
Vitug, Philip	10,000	*	10,000	0	*
Von Bucher, Erik P.	15,000	*	15,000	0	*
Walts, Terence A. (10)	30,000	*	30,000	0	*
Webster, Alexandra	90,000	*	90,000	0	*
West End Special Opportunity Fund LP	60,000	*	60,000	0	*
Weston, Harris K.	15,000	*	15,000	0	*
Wyndham Hall Investments Ltd.	50,693.2	*	50,693.2	0	*

TOTAL	4,119,601		3,996,054	123,547

*	Less than 1%

#	Each of these selling stockholders is also a registered broker-dealer.

(1)	All share ownership information was provided to us by the selling security holders.

(2)
Assumes that all of the shares held by the selling security holders and being offered hereby are sold, and that the selling security holders acquire no additional shares of common stock prior to completion of this offering.

3)	Mr. Bux provided advisory and consulting services to Sovereign Bancorp Ltd., which acted as our financial advisor in connection with the November 2005 reverse acquisition.

(4)	Mr. Chung is a Managing Director of Brookshire Securities which has acted as a placement agent for the Company in the past.

(5)	Includes 1,000 shares of common stock owned individually by Enzo A. Faga.

(6)
Mr. Arshad Hasan Khan, the Managing Director of Green Crescent Corporation, has voting and investment control over the beneficially owned by Green Crescent Corporation. Mr. Khan is Managing Director of Sovereign Bancorp., Ltd., which acted as our financial adviser in connection with the November 2005 reverse acquisition.

(7)
Mr. Bagatelle, the Chairman of the Company, and his spouse currently hold non-controlling interests in Matrix USA, LLC, a registered broker-dealer. Matrix USA acted as sub-agent to our placement agent in the private placement we completed concurrent with the exchange transaction. As a result of these services, during the year ended December 31, 2005, Matrix USA received commissions of $155,400 and four-year warrants to purchase 77,700 shares of our common stock.

(8)
Pursuant to the securities exchange agreement in connection with our reverse acquisition in November 2005, we agreed to nominate up to two nominees of our financial advisor, Sovereign Bank Ltd., to our Board of Directors. Presently Mr. Walts is serving under this arrangement.

(9)	Mr. Totterman is the son of director Dr. Saara Totterman, and a former Executive Vice President and Chief Operating Officer of the Company. Ms. Latypova is a former employee of the Company.

(10)	Mr. Walts is a director of the Company.

PLAN OF DISTRIBUTION

The selling security holders and any of their pledgees, assignees or successors-in-interest may, from time to time, sell all or any part of their shares of common stock offered hereby on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling security holders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities, and may sell or deliver shares in connection with these trades. The selling security holders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any selling security holders that are broker-dealers or broker-dealer affiliates, which, in this offering, include Matrix USA, LLC and Brookshire Securities Corporation, will be deemed to be “underwriters” within the meaning of the Securities Act in connection with any sales of the shares by them. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Because selling security holders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling security holders will be subject to the prospectus delivery requirements of the Securities Act and the rules promulgated thereunder.

We are required to pay all fees and expenses (excluding selling expenses) incident to the registration of the shares being registered herein, including fees and disbursements of counsel.

DESCRIPTION OF SECURITIES

Pursuant to our Certificate of Incorporation, as amended, we are authorized to issue 85,000,000 shares of common stock, par value $0.001 per share, and 15,000,000 shares of preferred stock, par value $0.001 per share. As of March 16, 2007, 22,977,226 shares of common stock were issued and outstanding, and 4,310 shares of series A preferred stock were issued and outstanding.

Common Stock

The holders of our common stock are entitled to one vote per share. Our Certificate of Incorporation does not provide for cumulative voting. The holders of our common stock are entitled to receive dividends, if any, as may be declared by our board of directors out of legally available funds on a pro-rata basis. The company, however, has not declared or paid dividends on its common stock and the current policy of our board of directors is to retain earnings, if any, for the operation and expansion of the company. Upon liquidation, dissolution or winding-up of the company, the holders of our common stock are entitled to share ratably in all assets of the company that are legally available for distribution, after payment of or provision for all liabilities and the liquidation preference of any outstanding series A preferred stock. The holders of our common stock have no preemptive, subscription, redemption or conversion rights.

Series A Preferred Stock

General

We are authorized to issue 8,400 shares of series A preferred stock. Currently 4,310 shares of series A preferred stock are outstanding.

Conversion

Holders of our series A preferred stock are entitled at any time to convert their shares of series A preferred stock into our common stock, without any further payment therefor. Each share of our series A preferred stock is initially convertible into 400 shares of our common stock. The number of shares of our common stock issuable upon conversion of our series A preferred stock is subject to adjustment upon the occurrence of certain events, including, among others, a stock split, reverse stock split or combination of our common stock; an issuance of common stock or our other securities as a dividend or distribution on our common stock; a reclassification, exchange or substitution of our common stock; a capital reorganization of us; and if we sell shares of our common stock, or any stock options, warrants, convertible securities or other rights to purchase or acquire shares of our common stock, subject to certain exceptions, below $2.50 per share.

Merger

Upon a merger or consolidation of the company with or into another company, or any transfer, sale or lease by us of substantially all of our common stock or assets, our series A preferred stock will be treated as common stock for all purposes, including the determination of any assets, property or stock to which holders of our series A preferred stock are entitled to receive, or into which our series A preferred stock is converted, by reason of the consummation of such merger, consolidation, sale or lease.

Voting Rights

Holders of our series A preferred stock are entitled to vote their shares on an as-converted to common stock basis, and shall vote together with the holders of our common stock, and not as a separate class. Holders of our series A preferred stock shall also have all voting rights to which they are entitled by Delaware law.
Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the company, holders of our series A preferred stock will be entitled to receive out of assets available for distribution to our shareholders, before any distribution is made to holders of our common stock, liquidating distributions in an amount equal to $1,000 per share of series A preferred stock. After payment of the full amount of the liquidating distributions to which the holders of the series A preferred stock are entitled, holders of the series A preferred stock will receive liquidating distributions pro rata with holders of our common stock, based on the number of shares of our common stock into which the series A preferred stock is convertible at the conversion rate then in effect.

Redemption

We may not redeem our series A preferred stock at any time.

Dividends

Holders of our series A preferred stock are not entitled to receive dividends.

Warrants

As of March 16, 2007, we had outstanding warrants to purchase up to 2,165,892 shares of common stock outstanding, 1,629,402 of which underlie shares that are being registered in this offering. The warrants have exercise prices ranging from $.01 to $4.00 per share.

Of these warrants, 1,400,000 have anti-dilution protection which provides that if we issue any shares of our common stock or common stock equivalents for less than $2.50 per share, subject to certain exceptions, then the exercise price of each warrant will be adjusted to equal 160% of the price per share at which we issue our common stock or common stock equivalents.

The amount above also includes warrants for the purchase of up to 229,402 shares of common stock issued to our placement agent and its sub-agents in connection with our November and December 2005 private placement. Such warrants contain cashless exercise provisions.

None of our outstanding warrants confer upon holders any voting or any other rights as a stockholder of the company.

Transfer Agent

The transfer agent for our common stock and the series A preferred stock is Continental Stock Transfer, New York, New York. We act as our own transfer agent for the warrants.

Market Price of and Dividends on Common Equity and Related Stockholder Matters

 Market Price of Common Stock

Immediately prior to the closing of the exchange transaction, our corporate name was ConsultAmerica, Inc. and our common stock was quoted on the OTC Bulletin Board under trading symbol “CSAA.OB.” Concurrently with the exchange transaction we changed our name to VirtualScopics, Inc. and our trading symbol to “VSCP.OB.” There, however, has been no active public market for our common stock, and an active public market may not develop or be sustained. On May 31, 2006, we began listing our common stock on the NASDAQ Capital Market under the trading symbol “VSCP.”

 Dividends on Common Stock

The holders of our common stock are entitled to receive dividends, if any, as may be declared by our board of directors out of legally available funds on a pro-rata basis. We, however, have not declared or paid dividends on our common stock and the current policy of our board of directors is to retain earnings, if any, for our operation and expansion.

LEGAL PROCEEDINGS

In the summer of 2005, the former President and Chief Executive Officer of VirtualScopics, LLC, Dr. Stuart Shapiro, made a demand for severance payments under an employment agreement with the Company alleged by him to be due in connection with his termination.  He commenced an arbitration proceeding in May 2006. As of April 2007, the Company is in settlement discussions with Dr. Shapiro which include a cash payment of $75,000 payable within six months plus options to purchase 115,000 shares of the Company's common stock.

INTEREST OF NAMED EXPERTS AND COUNSEL

Marcum & Kliegman, LLP, an independent registered public accounting firm, has audited the financial statements of VirtualScopics, Inc. as of and for the years ended December 31, 2006 and 2005, as set forth in their reports and included in this prospectus. The financial statements are included in reliance on such reports given upon the authority of Marcum & Kliegman LLP as experts in accounting and auditing.

The validity of the issuance of the shares of common stock offered hereby and certain other legal matters in connection herewith have been passed upon for us by Woods Oviatt Gilman, LLP. An attorney practicing with Woods Oviatt Gilman, LLP beneficially owns 86,225 shares of our common stock and a second attorney practicing with Woods Oviatt Gilman, LLP beneficially owns (as a tenant-in-common) 25 shares of series A preferred stock and a warrant exercisable for 5,000 shares of common stock, and 1,000 shares of common stock owned individually.

Except for the attorneys practicing with Woods Oviatt Gilman, LLP described above, no expert or counsel named in this prospectus, as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock, was hired on a contingent basis, will receive a direct or indirect interest in the Company or any of its subsidiaries or was a promoter, underwriter, voting trustee, director, officer, or employee of the Company.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

We are governed by Section 145 of the Delaware General Corporation Law. This section provides for indemnification of directors, officers and other employees in certain circumstances. Additionally, Section 102(b)(7) of the Delaware General Corporation Law provides for the elimination or limitation of the personal liability for monetary damages of directors under certain circumstances.

Our Certificate of Incorporation provides that no director of the Company will be personally liable to the Company or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, we have entered into indemnification agreements with our executive officers and directors on terms that are consistent with the provisions described above. We believe that such agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by such director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

FINANCIAL STATEMENTS

See the Consolidated Financial Statements beginning on page F-1.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

On November 4, 2005, our Board of Directors voted to approve the replacement of Most & Co., LLP with Marcum & Kliegman, LLP as our independent registered public accounting firm.

We have not had any disagreements, whether or not resolved, with our accountants on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure and we have not had any other changes in our accountants during our two most recent fiscal years.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, please refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement and these statements are qualified in their entirety by reference to the contract or document.

The registration statement, including all exhibits, may be inspected without charge at the SEC’s Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549, and at the SEC’s regional offices located at the Woolworth Building, 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Some locations may charge prescribed rates or modest fees for copies. You may obtain information on the operation of the Public Reference Rooms by calling the SEC at 1-800-SEC-0330. The registration statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering, Analysis and Retrieval system, and is publicly available through the SEC’s Website located at http://www.sec.gov.

VirtualScopics, Inc. and Subsidiary

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the
Board of Directors and Stockholders
of VirtualScopics, Inc.

We have audited the accompanying consolidated balance sheet of VirtualScopics, Inc. and Subsidiary (the “Company”) as of December 31, 2006, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2006 and 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.   An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of VirtualScopics, Inc. and Subsidiary as of December 31, 2006 and the consolidated results of their operations and their cash flows for the years ended December 31, 2006 and 2005 in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum & Kliegman LLP

New York, New York
March 27, 2007

VirtualScopics, Inc. and Subsidiary
Consolidated Balance Sheet
December 31, 2006

Assets

Current assets
Cash and cash equivalents	$3,901,153
Accounts receivable	662,019
Prepaid expenses and other assets	239,821
Total current assets	4,802,993
Patents, net	1,934,060
Property and equipment, net	560,033
Other assets	403,846
Total assets	$7,700,932

Liabilities and Stockholders’ Equity

Current liabilities
Notes payable, related party	$80,446
Accounts payable and accrued expenses	437,481
Accrued payroll	488,065
Unearned revenue	515,019
Total current liabilities	1,521,011

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.001 par value; 15,000,000 shares authorized;
8,400 shares designated Series A; 4,346 issued and outstanding;
liquidation preference $1,000 per share	4
Common stock, $0.001 par value; 85,000,000 shares authorized; 22,962,826	22,963
shares issued and outstanding
Additional paid-in capital	10,420,893
Accumulated deficit	(4,263,939)
Total stockholders’ equity	6,179,921
Total liabilities and stockholders’ equity	$7,700,932

The accompanying notes are an integral part of these consolidated financial statements.

VirtualScopics, Inc. and Subsidiary
Consolidated Statements of Operations

	For the Years Ended December 31,
	2006	2005

Revenue	$4,739,538	$3,472,870
Cost of services	2,640,098	2,195,951
Gross profit	2,099,440	1,276,919
Operating expenses
Research and development	1,110,761	853,085
Sales and marketing	742,176	443,063
General and administrative (1)	3,637,119	1,625,918
Depreciation and amortization	468,384	406,596
Total operating expenses	5,958,440	3,328,662
Operating loss	(3,859,000)	(2,051,743)
Other income (expense)
Interest income	178,344	35,574
Other expense	(23,525)	(28,762)
Total other income	154,819	6,812
Net loss	(3,704,181)	(2,044,931)

Deemed dividend on preferred stock	-	4,283,021
Net loss attributable to common stockholders	$(3,704,181)	$(6,327,952)

Basic and diluted net loss per common share	$(0.17)	$(0.35)

Weighted average number of common shares outstanding	22,295,652	18,039,072

(1) Includes stock-based compensation expense of $1,399,813 for the year ended December 31, 2006.

The accompanying notes are an integral part of these consolidated financial statements.

VirtualScopics, Inc. and Subsidiary
Consolidated Statements of Changes in Stockholders’ Equity
For the Years Ended December 31, 2006 and 2005

	Series A Preferred Stock		Common Stock		Additional Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balances at January 1, 2005	-	-	17,326,571	17,326	11,212,060	(6,830,968)	4,398,418

Effects of reverse acquisition on November 4, 2005
Capitalization of LLC’s accumulated deficit at time of recapitalization					(8,316,141)	8,316,141	-
Equity of ConsultAmerica, Inc. at time of recapitalization			4,562,504	4,563	(4,563)		-
Series A preferred stock issued in private placement, net of issuance costs of $831,396	7,000	7			6,168,597		6,168,604
Stock options issued to non-employees for services					25,413		25,413
Net loss						(2,044,931)	(2,044,931)
Balances at December 31, 2005	7,000	$7	21,889,075	$21,889	$9,085,366	$(559,758)	$8,547,504
Conversion of Series A Preferred to Common Stock	(2,654)	(3)	1,061,600	1,062	(1,059)		-
Exercise of warrant			12,151	12	(12)		-
Amortization of stock option costs					1,327,563		1,327,563
Stock options issued to non-employees for services					9,035		9,035
Net loss						(3,704,181)	(3,704,181)
Balances at December 31, 2006	4,346	$4	22,962,826	$22,963	$10,420,893	$(4,263,939)	$6,179,921

The accompanying notes are an integral part of these consolidated financial statements.

VirtualScopics, Inc. and Subsidiary
Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2006	2005

Cash flows from operating activities
Net loss	$(3,704,181)	$(2,044,931)
Adjustments to reconcile change in net
loss to net cash used in operating activities:
Depreciation and amortization	468,384	406,596
Stock-based compensation expense	1,399,813	-
Issuance of equity instruments to non-employees for services	9,035	25,413
Changes in assets and liabilities
Accounts receivable	(164,246)	(311,310)
Prepaid expenses and other assets	134,876	(234,540)
Unearned revenue	(52,249)	(1,096,502)
Accounts payable and accrued expenses	(112,444)	301,201
Accrued payroll	178,926	97,180
Total adjustments	1,862,095	(811,962)
Net cash used in operating activities	(1,842,086)	(2,856,893)

Cash flows from investing activities
Purchase of equipment	(410,187)	(122,696)
Acquisition of patents	(178,202)	(147,645)
Net cash used in investing activities	(588,389)	(270,341)

Cash flows from financing activities
Proceeds from issuance of preferred stock and warrants	-	7,000,000
Offering costs	-	(831,396)
Repayments of notes payable - related parties	(75,982)	(172,206)
Net cash (used in) provided by financing activities	(75,982)	5,996,398
Net (decrease) increase in cash and cash equivalents	(2,506,457)	2,869,164
Cash and cash equivalents
Beginning of year	6,407,610	3,538,446
End of year	$3,901,153	$6,407,610

Supplemental disclosure of cash flow information
Cash paid during the year for:
Interest	$7,376	$58,650

The accompanying notes are an integral part of these consolidated financial statements.

VirtualScopics, Inc. and Subsidiary
Notes to Consolidated Financial Statements

NOTE 1 - Organization and Basis of Presentation

Organization

On November 4, 2005, VirtualScopics, LLC (“VS”) a New York Limited Liability Company, entered into a securities exchange agreement with ConsultAmerica, Inc. (“CA”), a Delaware corporation. CA issued 17,326,571 of its unregistered shares of common stock for 100% of the outstanding membership units of VS. As CA did not have any meaningful operations prior to the merger, the transaction was treated as a recapitalization of VS, and accounted for on a historical cost basis for all periods presented. Moreover, the financial statements set forth in this report for all periods, prior to the recapitalization, are the financial statements of VS and the common stock of VS has been retroactively restated to give the effect to the exchange for CA common stock. Immediately following the merger, CA changed its name to VirtualScopics, Inc. (the “Company” or “New VS”) and its fiscal year end from August 31 to December 31. The Company also changed its trading symbol from “CSAA.OB” to “VSCP.OB” and in May 2006 began trading on the NASDAQ Capital Market under the trading symbol of “VSCP.”

Immediately prior to the exchange transaction closing, VS members held outstanding warrants to purchase 559,221 VS membership units and options to purchase 2,444,798 VS membership units. Pursuant to the Securities Exchange Agreement, the Company agreed to issue shares of its common stock upon the exercise of these warrants and options in lieu of VS membership units previously issuable under such options and warrants. Based upon the exchange ratio used in the exchange transaction, the Company is obligated upon the exercise of these warrants and options to issue 532,490 shares and 2,327,937 shares of its common stock, respectively.

Nature of Business

The Company’s headquarters are located in Rochester, New York. The Company’s business evolved from research first carried out at the University of Rochester, a related party (Note 10). As a result of this research, the Company has created a suite of image analysis software tools and applications which are used in detecting and analyzing specific structures in medical images. The Company’s developed software provides measurement and visualization capabilities designed to improve clinical research and development.

NOTE 2 - Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of New VS and its wholly-owned subsidiary, VS. All significant intercompany balances and transactions have been eliminated in consolidation.

VirtualScopics, Inc. and Subsidiary
Notes to Consolidated Financial Statements

NOTE 2 - Summary of Significant Accounting Policies, continued

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. As of December 31, 2006, the Company had cash balances in financial institutions in excess of the maximum amount insured by the Federal Deposit Insurance Corporation.

Right to Use Equipment

In April 2004, the Company obtained the right to use a Magnetic Resonance Imaging (“MRI”) machine owned by the University of Rochester for a period of seven years (Note 10). The Company has recorded the value of the right as an other asset in the accompanying consolidated balance sheet and is amortizing the asset based on usage over the life of the agreement.

For the years ended December 31, 2006 and 2005, the total amount charged to amortization which is included in the accompanying consolidated statements of operations was $185,294. As of December 31, 2006 and 2005, the unamortized balance of this asset is $544,005 and $729,299, respectively, of which $140,159 and $185,294 are classified as current assets, respectively.

Patents

Costs incurred to acquire and file for patents, including legal costs, are capitalized as long-lived assets and amortized on a straight-line basis over the lower of the estimated useful life or legal life of the patent, which is 20 years.

Impairment of Long-Lived Assets

In the event that facts and circumstances indicate that the carrying amounts of long-lived assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset’s carrying amount to determine if a write-down is required. If the evaluation indicates that the assets will not be recoverable, the carrying value of the Company’s assets would be reduced to their estimated market value.

VirtualScopics, Inc. and Subsidiary
Notes to Consolidated Financial Statements

NOTE 2 - Summary of Significant Accounting Policies, continued

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation. When retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts and any resulting gain or loss is recognized and included in income. Repairs and maintenance costs are expensed as incurred.

Depreciation is computed using the straight-line method over the following useful lives:

Years
Office/computer equipment	5
Furniture and fixtures	5-7
Software	3

Revenue Recognition

The Company provides advanced medical image analysis which is charged to its customers on a per image basis in addition to various consulting and project/data management services. Revenue is recognized after the services are rendered or when the image analysis is delivered.

Reimbursements received for out-of-pocket expenses incurred are reported as revenue in the accompanying consolidated financial statements in accordance with Emerging Issues Task Force (“EITF”) No. 01-14, “Income Statement Characterization of Reimbursements received for ‘Out-of-Pocket’ Expenses Incurred.”

The Company also offers software development to its customers. Software development revenue includes software integration, customization and development fees. Software development revenue is billed on a fixed price basis.

Income Taxes

Prior to the merger with CA on November 4, 2005, VS had elected to be treated as a limited liability company for federal and state income tax purposes. As such, VS was not liable for income taxes on its earnings (losses) and such earnings (losses) were included in the personal income tax returns of its members.

On November 4, 2005, the Company began recognizing deferred taxes under the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for differences between the financial statement and tax basis of assets and liabilities at current enacted statutory tax rates for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

VirtualScopics, Inc. and Subsidiary
Notes to Consolidated Financial Statements

NOTE 2 - Summary of Significant Accounting Policies, continued

Research and Development

Research and development expense relates to the development of new products and processes including significant improvements to existing products. These costs are expensed as incurred.

Fair Value of Financial Instruments

The carrying amounts reported in the consolidated financial statements for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of their fair value. The fair value of notes payable is estimated to approximate fair market value based on the current rates offered to the Company for loans of the same remaining maturity.

Stock-Based Compensation

On January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123R, “Share-Based Payment,” using the modified prospective method. Consequently, for the year ended December 31, 2006, the Company’s results of operations reflect compensation expense for new stock options granted and vested under its stock incentive plans during the fiscal year 2006 and the unvested portion of previous stock option grants which vested during the fiscal year 2006. The amount recognized in the financial statements related to stock-based compensation was $1,399,813 for the year ended December 31, 2006. SFAS No. 123R does not require retroactive adjustments; therefore, there was no comparable amount in the December 31, 2005 statement of operations. Accordingly, no compensation cost was recognized for stock-based compensation unless the price of the stock at the grant date was in excess of the amount the individual must pay to acquire the stock. The Company determined there was no compensation expense attributable to these options. Pro forma disclosures of the net loss for 2005, as if the fair value based method of accounting had been applied at the grant date of the awards, are presented below.

Net loss attributable to common stockholders, as reported	$(6,327,952)
Deduct: Total stock-based employee compensation expense determined under the fair value based method	(750,141)

Net loss attributable to common stockholders, pro forma	$(7,078,093)

Net loss per common share - basic and diluted:
As reported	$(0.35)
Pro forma	$(0.39)

VirtualScopics, Inc. and Subsidiary
Notes to Consolidated Financial Statements

NOTE 2 - Summary of Significant Accounting Policies, continued

Stock-Based Compensation, continued

To estimate compensation expense which would be recognized under SFAS No. 123R, the Company used the Black-Scholes option-pricing model with the following weighted-average assumptions:

	December 31,
	2006	2005
Risk free interest rate	4.80%	4.15%
Expected term (years)	8.9	8.6
Expected volatility	90.5%	80.6%
Expected dividend yield	-	-

The pro forma disclosures are not likely to be representative of the effects on reported net loss for future periods.

The Company accounts for its stock-based payments to non-employees under the guidance of EITF 96-18, “Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring or in Connection with Selling Goods or Services,” which states that the transaction should be valued based on the fair value of the services provided or the fair value of the equity received, whichever is more reliably measurable.

Loss Per Share

Basic loss per share is computed by dividing the net loss applicable to common shares by the weighted average number of common shares outstanding during the period. The weighted average number of shares has been given retroactive effect to the recapitalization. Diluted loss attributable to common shares adjusts basic loss per share for the effects of convertible securities, warrants, stock options and other potentially dilutive financial instruments, only in the periods in which such effect is dilutive. The shares issuable upon the conversion of preferred stock, the exercise of stock options and warrants are excluded from the calculation of net loss per share as their effect would be antidilutive.

Securities that could potentially dilute earnings per share in the future that were not included in the computation of diluted loss per share consist of the following as of December 31,:
	2006	2005
Series A convertible preferred stock	1,738,400	2,800,000
Warrants to purchase common stock	2,161,892	2,212,490
Options to purchase common stock	3,269,545	3,028,450

Total	7,169,837	8,040,940

VirtualScopics, Inc. and Subsidiary
Notes to Consolidated Financial Statements

NOTE 2 - Summary of Significant Accounting Policies, continued

Reclassifications

Certain reclassifications have been made to prior year amounts to conform to the current year’s presentation. These changes had no effect on reported financial position or results of operations.

Recent Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments” (“SFAS 155”), which eliminates the exemption from applying SFAS 133 to interests in securitized financial assets so that similar instruments are accounted for similarly regardless of the form of the instruments. SFAS 155 also allows the election of fair value measurement at acquisition, at issuance, or when a previously recognized financial instrument is subject to a remeasurement event. Adoption is effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006. Early adoption is permitted. The adoption of SFAS 155 is not expected to have a material effect on the Company’s financial position, results of operations or cash flows.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets” (“SFAS 156”), which requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value. SFAS 156 permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. Adoption is required as of the beginning of the first fiscal year that begins after September 15, 2006. Early adoption is permitted. The adoption of SFAS 156 is not expected to have a material effect on the Company’s financial position, results of operations or cash flows.

In July 2006, the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109" (the "Interpretation"). The Interpretation establishes for all entities a minimum threshold for financial statement recognition of the benefit of tax positions, and requires certain expanded disclosures. The Interpretation is effective for fiscal years beginning after December 31, 2006, and is to be applied to all open tax years as of the date of effectiveness. The Company is in the process of evaluating the impact of the application of the Interpretation to its financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). This Statement defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and accordingly, does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2006. The Company is in the process of evaluating the impact that the adoption of SFAS No. 157 will have on its results of operations and financial condition.

VirtualScopics, Inc. and Subsidiary
Notes to Consolidated Financial Statements

NOTE 2 - Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements, continued

In September 2006, the staff of the SEC issued Staff Accounting Bulletin No. 108 ("SAB 108") which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB 108 becomes effective in fiscal year 2007. Adoption of SAB 108 is not expected to have a material impact on the Company's financial position, results of operations or cash flows.

In December 2006, the FASB issued FASB Staff Position EITF 00-19-2 “Accounting for Registration Payment Arrangements,” which specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement should be separately recognized and measured in accordance with SFAS No. 5, “Accounting for Contingencies.” Adoption of EITF 00-19-02 is required for fiscal years beginning after December 15, 2006. The Company is in the process of evaluating the impact that the adoption of EITF 00-19-02 will have on its results of operations and financial condition.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115” (“SFAS No. 159”). This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS No. 157. The Company is in the process of evaluating the impact that the adoption of SFAS No. 159 will have on its results of operations and financial condition.

NOTE 3 - Property and Equipment

Property and equipment consisted of the following as of December 31, 2006:

Office/computer equipment	$785,019
Furniture and fixtures	70,037
Software	136,811
991,867
Less: accumulated depreciation	(431,834)
$560,033

Depreciation expense amounted to $169,279 and $115,700 for 2006 and 2005, respectively.

VirtualScopics, Inc. and Subsidiary
Notes to Consolidated Financial Statements

NOTE 4 - Notes Payable

Notes payable to related parties as of December 31, 2006 amounted to $80,446.

During 2001, the Company entered into note agreements with two of the Company’s founders in the amount of $32,500 each with interest accruing at the rate of 12% per annum until the notes are paid in full. The principal and interest on the notes were originally due on October 26, 2001. The notes were amended prior to this date and were paid in full in December 2005. Total interest accrued on these notes amounted to $47,058 at the time of payment.

During 2002, the Company entered into additional note agreements with these two founders, along with two additional employees, for total cash proceeds of $360,000. The notes are payable in quarterly installments of principal and interest. The notes bear interest at the rate of 5.75% per annum and are due on December 31, 2007.

Interest expense amounted to $7,376 and $23,210 for the years ended December 31, 2006 and 2005, respectively.

NOTE 5 - Patents

On May 24, 2002, the Company purchased from the University of Rochester, a related party, certain patents developed by the Company’s founders and previously licensed by the Company under an Exclusive Right Agreement. The Company paid $1,500,000 and issued warrants to acquire 357,075 shares of common stock to the University of Rochester for the full right and title to the patents. The warrants were recorded at fair value which totaled $157,000. This amount was capitalized and is included in the costs of the patents and was charged as an increase to additional paid-in capital. In addition, the Company capitalized $178,203 of legal expenses and filing fees associated with these acquired and other subsequently filed patents during the year ended December 31, 2006.

Accumulated amortization on the patents amounted to $453,499 as of December 31, 2006. Amortization expense for the years ended December 31, 2006 and 2005 amounted to $113,811 and $105,602, respectively. The estimated amortization expense for the next five years is as follows:

For the Years Ending
December 31,	Amount
2007	$119,378
2008	$119,378
2009	$119,378
2010	$119,378
2011	$119,378

VirtualScopics, Inc. and Subsidiary
Notes to Consolidated Financial Statements

NOTE 6 - Commitments and Contingencies

Operating Leases

In November 2003, the Company entered into a lease agreement for office space at its corporate headquarters in Rochester, New York. The lease expired and was renewed in March 2006 for an additional two-year term. Rent expense for the years ended December 31, 2006 and 2005 was $183,870 and $179,784 respectively.

In December 2004, the Company entered into a lease agreement for certain equipment. The lease is for 36 months and will expire in April 2008. Rent expense for the years ended December 31, 2006 and 2005 was $6,156 and $5,700 respectively.

Future rental payments under the leases are as follows:

For the Years Ending
December 31,	Amount
2007	$190,026
2008	$47,507

Services and Co-Marketing Agreement

The Company entered into a Services and Co-Marketing Agreement dated March 1, 2004, in which it agreed to pay Chondrometrics GmbH, a German limited liability company, fees equal to 7% of the gross revenues it derived from certain services each year throughout the term of the agreement. The Company was obligated to make minimum payments to Chondrometrics for the first three years of the agreement. Payments made to Chondrometrics in 2006 and 2005 amounted to $60,000 and $75,000, respectively. There is no minimum payment required in 2007 and 2008. The agreement terminates on December 31, 2008 unless terminated earlier by either party for cause as described in the agreement.

Legal Proceedings

In the summer of 2005, the former President and Chief Executive Officer of VirtualScopics, LLC, Dr. Stuart Shapiro, made a demand for severance payments under an employment agreement with the Company alleged by him to be due in connection with his termination in the approximate amount of $230,000 and certain options.  On May 3, 2006, Dr. Shapiro filed a demand for arbitration with the American Arbitration Association seeking $325,000, plus the value of his options to purchase approximately 174,570 shares of common stock at $2.25 per unit.  VirtualScopics filed a response on May 24, 2006, denying the allegations and asserting several defenses. The Company believed the demand was without merit and intended to vigorously defend against the demand. As of December 31, 2006, the Company has not accrued any amounts related to this matter.

 As of April 2007, the Company is in settlement discussions with Dr. Shapiro which include a cash payment of $75,000 payable within six months plus options to purchase 115,000 shares of the Company's common stock.

VirtualScopics, Inc. and Subsidiary
Notes to Consolidated Financial Statements

NOTE 7 - Equity Transactions

Preferred Stock

The Company has authorized 15,000,000 shares of preferred stock, par value $0.001 per share, of which 8,400 are designated as Series A Convertible Preferred Stock (“Series A Preferred”) as specified in the Certificate of Designation (the “Certificate”).

Each share of Series A Preferred is convertible at the option of the holder into 400 shares of the Company’s common stock, has a liquidation preference of $1,000 per share, and is subject to conversion rate and liquidation preference adjustments, as defined in the Certificate. Each share of the Series A Preferred is entitled to votes equal to the number of shares of common stock it is convertible into at the time of the voting. During the year ended December 31, 2006, 2,654 shares of the Company’s Series A Preferred were converted into 1,061,600 shares of the Company’s common stock. As of December 31, 2006, there were 4,346 shares of the Series A Preferred issued and outstanding. Subsequent to March 16, 2007, 36 shares of the Company’s Series A convertible preferred stock were converted into 14,400 shares of the Company’s common stock.

Common Stock

The Company has authorized 85,000,000 shares of common stock, par value $0.001. As of December 31, 2006, the Company had reserved 2,327,937 shares of common stock for issuance under its 2001 and 2005 long-term incentive plans, plus another 350,000 shares of common stock issued to a previous CEO outside of one of its long-term incentive plans, and 2,500,000 shares for its 2006 long-term incentive plan to be ratified by the stockholders.

Warrants

Warrants to purchase common stock have been issued to various individuals at exercise prices ranging from $0.01 to $4.00 per common unit in connection with the acquisition of patents and private placements. In November and December 2005, the Company issued warrants to purchase a total of 1,400,000 shares of common stock in a private placement (see below). Each warrant entitles the holder to purchase shares of common stock at $4.00 per share through December 2, 2009. Also in connection with the private placement, warrants to purchase 280,000 shares of common stock at an exercise price of $2.50 expiring between November 4, 2009 and December 2, 2009 containing certain cashless provisions were issued to the placement agents. As of December 31, 2006, there were no warrant exercises for the warrants issued in the private placement and warrants to purchase 50,598 shares of common stock were exercised by placement agents in 2006 resulting in placement agent warrants to purchase 229,402 shares of common stock remaining as of December 31, 2006.

VirtualScopics, Inc. and Subsidiary
Notes to Consolidated Financial Statements

NOTE 7 - Equity Transactions, continued

Private Placement

Concurrent with the exchange transaction and on November 4, 2005, November 23, 2005 and December 2, 2005, the Company completed a private placement totaling 7,000 units at a purchase price of $1,000 per unit. Each unit consisted of one share of Series A Preferred, convertible into 400 shares of common stock, and a detachable warrant to purchase 200 shares of common stock at an exercise price of $4.00. Gross proceeds from the private placement amounted to $7,000,000 and net proceeds amounted to approximately $6,000,000.

The Company filed a shelf registration statement with the SEC covering the resale of all shares of common stock underlying the Series A preferred stock and warrants issued in connection with the private placement on May 2, 2006. The registration statement was declared effective by the SEC on July 14, 2006. The Company is obligated to maintain the effectiveness of the shelf registration statement until July 13, 2007.

Proceeds allocated to the Series A Preferred amounted to $4,283,021. In accordance with EITF 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios” and EITF 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments,” the Series A Preferred was considered to have an embedded beneficial conversion feature because the conversion price was less than the fair value of the Company’s common stock at the issuance date. This beneficial conversion feature is calculated after the warrants have been valued with proceeds allocated on a relative fair value basis. The Series A Preferred was fully convertible at the issuance date and the full amount of proceeds allocated to the Series A Preferred was determined to be the value of the beneficial conversion feature and was recorded as a deemed dividend.

Stock Options

The Company’s 2001 Long-Term Incentive Plan (“the 2001 Plan”) authorized the award of the option to purchase up to 1,673,948 shares of the Company’s common stock to directors, officers and employees of the Company. The 2001 Plan was approved by the Board of Directors in November 2002. In May 2003, the Board of Directors approved the authorization of an additional 761,760 shares into the Plan. In September 2004, the Board of Directors approved the authorization of an additional 952,200 shares into the Plan. In September 2005, the Board of Directors approved the Company’s 2005 Long-Term Incentive Plan. In 2006, the Board of Directors authorized an additional 2.5 million shares into a newly created 2006 VirtualScopics, Inc. Long-Term Incentive Plan to be considered for approval by stockholders at the 2007 annual stockholders’ meeting.

VirtualScopics, Inc. and Subsidiary
Notes to Consolidated Financial Statements

NOTE 7 - Equity Transactions, continued

Stock Options, continued

During the years ended December 31, 2006 and 2005, the Company granted options to purchase 619,450 and 1,660,688 common stock, respectively, to employees at an exercise price of $2.25 and $6.85, which approximated the fair value on the respective grant dates. Shares granted after November 4, 2005 (the merger transaction date) and under the new 2006 VirtualScopics, Inc., Long Term Incentive Plan are conditional and subject to approval of said plan by the stockholders of the Company. Upon approval, these options will vest ratably during the first four years following their issuance and have a ten-year life. Shares issued during 2005, prior to November 4, 2005, have a ten-year life, vesting 50% after year one, 25% after year two and 25% after year three. Shares issued during 2006 will vest ratably during the first four years following their issuance and have a ten-year life.

A summary of the option activity for the year ended December 31, 2005 and 2006 are as follows:

	Number of Shares	Weighted Average Exercise Price		Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value

Options outstanding at January 1, 2005	2,139,503		$1.69
Granted	1,660,688		$2.34
Cancelled	(908,025)		($2.20)
Options outstanding at December 31, 2005	2,892,166		$1.89
Granted	619,450		$3.97
Cancelled	(382,565)	$	(2.51)
Options outstanding at December 31, 2006	3,129,051		$2.22	7.5	$902,909
Options exercisable at December 31, 2006	1,849,032		$1.60	6.3	$902,909

VirtualScopics, Inc. and Subsidiary
Notes to Consolidated Financial Statements

NOTE 7 - Equity Transactions, continued

Stock Options, continued

Additional information with respect to the outstanding options as of December 31, 2006 is as follows:

Exercise Prices	Number Outstanding at December 31, 2006	Weighted Average Remaining Life (Years)	Weighted Average Exercise Price	Number Exercisable at December 31, 2006	Weighted Average Exercise Price

$ 0.70	718,240	4.6	$0.70	718,240	$0.70
$ 1.81	242,330	5.4	$1.81	242,330	$1.81
$2.25	1,202,656	8.2	$2.25	799,087	$2.25
$ 2.46 - 2.50	366,075	8.9	$2.50	89,375	$2.50
$ 3.03 - 6.70	599,750	9.4	$4.00	-	-
	3,129,051	7.5	$2.22	1,849,032	$1.60

The weighted-average grant-date fair value of options granted during the year ended December 31, 2006 and 2005 was $2,457,337 and $3,886,010, respectively. There have been no options exercised as of December 31, 2006.

For the year ended December 31, 2006, the Company recorded a total of $1,327,563 in stock-based compensation expense, which is included in the general and administrative expenses in the consolidated financial statements.

A summary of the status of the non-vested shares as of December 31, 2006 and changes during the year ended December 31, 2006, is presented below:

Non-vested Shares	Shares	Weighted-Average Grant-Date Fair Value Per Share
Non-vested at January 1, 2006	1,699,757	$2.35
Granted	619,450	$3.97
Vested	(656,623)	($ 2.28)
Cancelled Grants	(382,565)	($ 2.51)
Non-vested at December 31, 2006	1,280,019	$3.12

As of December 31, 2006, there was $2,720,680 of total unrecognized compensation cost related to non-vested share-based compensation arrangements. This cost is expected to be recognized over a weighted-average period of 9.1 years. The total fair value of shares vested during the year ended December 31, 2006 amounted to $1,499,761.

VirtualScopics, Inc. and Subsidiary
Notes to Consolidated Financial Statements

NOTE 7 - Equity Transactions

Stock Options, continued

During the years ended December 31, 2006 and 2005, the Company issued 4,210 and 10,555 options to non-employees valued at $9,035 and $25,413, respectively, for radiological services performed. These options to non-employees vest immediately, have exercise prices ranging from $2.25 to $6.85 and a term of seven or six years from the date of grant. The value of the options was based on the fair value of the services performed and is included in the Company’s statements of operations. The options granted under the 2006 Long Term Incentive Plan are conditional and subject to stockholder approval as described above.

The total amount of stock options outstanding as of December 31, 2006 is:

Stock options granted to employees	3,129,051
Stock options granted to consultants	140,494
Total outstanding	3,269,545

Restricted Stock Awards

Under the provisions of the 2006 Long Term Incentive Plan, the Company may grant restricted stock to its employees, Board members and consultants. During 2006, the Board of Directors Compensation Committee approved an equity based compensation structure for the Board members. As a result, the Company has reserved $72,250 related to restricted stock awards that will be given to certain Board members, on pre-determined dates, in lieu of cash for their services as Board members during 2006. Once the 2006 Long Term Incentive Plan has been ratified by the stockholders, these awards will be granted.

NOTE 8 - Benefit Plan

The Company has a defined contribution plan which covers all of its full-time employees. The employees’ annual contributions are limited to the maximum allowed under the Internal Revenue Code. Currently, there is no Company match for employee contributions.

NOTE 9 - Income Taxes

The Company has net operating loss carryforwards (“NOLs”) of approximately $3,009,000 as of December 31, 2006 that will be available to offset future taxable income. The NOLs are due to expire in 2025 and 2026. The Company has concluded that a full valuation allowance was appropriate for the NOLs as they are more likely than not to be utilized prior to their expiration.

VirtualScopics, Inc. and Subsidiary
Notes to Consolidated Financial Statements

NOTE 9 - Income Taxes, continued

The total net deferred tax asset as of December 31, 2006 and 2005 consists of the following:

	2006	2005
Deferred tax assets:
Net operating loss carryforwards	$1,200,860	$214,000
Intangible assets	1,770,070	1,822,852
Accrued expenses	114,800	120,976
Stock-based compensation	609,175	88,259
Property and equipment	-	1,143
Total deferred tax asset	3,694,905	2,247,230

Deferred tax liability:
Property and equipment	(44,044)	-
Subtotal	3,650,861	2,247,230

Less: valuation allowance	(3,650,861)	(2,247,230)
Total net deferred tax asset	$-	$-

The difference between the expected and actual income tax rates for the years ended December 31, 2006 and 2005 is as follows:

	2006	2005
Expected tax rate	34.00%	34.00%
State and local income taxes, net of federal benefit	4.95%	4.95%
Effect of permanent differences	.62%	(3.28)%
	39.57%	35.67%
Less: valuation allowance	(39.57)%	(35.67)%
Total net deferred tax asset	0.00%	0.00%

NOTE 10 - Related Parties

On June 26, 2002, the Company entered into a multi-year strategic relationship with Pfizer Inc. (“Pfizer”) to accelerate the discovery, validation and application of image-based biomarkers for clinical research. Under the terms of the agreement, Pfizer invested $2,500,000 in the Company, for a 10% ownership interest. Of the Pfizer investment, $750,000 was paid in advance in conjunction with the signing of the agreement. The Company used $1,500,000 of the investment to purchase the intellectual property that it was licensing from the University of Rochester. In August 2005, the agreement was extended for another two years and provided for termination by Pfizer by giving a 30-day advance written notice. Additionally, in November 2006, the agreement was further extended until July 2008, with automatic renewals unless either party provides written notice 60 days prior to the next anniversary.

VirtualScopics, Inc. and Subsidiary
Notes to Consolidated Financial Statements

NOTE 10 - Related Parties, continued

In December 2002, the Company received an investment of $2,450,000 from GE Medical Systems. Upon receipt of the proceeds of this investment, the Company purchased an MRI machine from this investor for $2,300,000. During 2003, the equipment was sold to the University of Rochester, a related party, for $2,300,000. The Company retained the right to use the machine exclusively one day a week for the next seven years. The balance of $1,050,000 was applied as an advance payment for use of the equipment and is recorded as an other asset on the balance sheet as of December 31, 2006 and is being amortized based on usage over the life of the agreement. The equipment is being used by the Company for research and to broaden its ability to service its customers.

In March 2003, the Company entered into an agreement with Matrix USA, LLC, a related party to the Chairman of the Board of Directors, to act as a placement agent for a private placement of the Company’s Preferred Shares. Under the terms of the agreement, the Company will pay a placement fee and expenses of 12% of the gross proceeds along with one warrant to purchase the Company’s common stock at $2.25 per share for every ten shares sold in the private placement. Additionally, in October 2005 the Company hired Brookshire Securities to act as a placement agent in the private placement of the Company’s Series A Preferred Shares. Brookshire Securities then hired Matrix USA, LLC to act as a co-agent on the placement. Under the terms of the agreement, the Company will, for consideration of $10.00, issue a four-year warrant to purchase such number of shares of common stock at an exercise price of $2.50 per share equal to 10% of the number of shares of common stock initially issuable upon the conversion of the Series A Preferred Stock sold in the private placement. During the years ended December 31, 2006 and 2005, the Company paid Matrix $0 and $155,400 in fees and issued warrants to purchase 0 and 77,700 common stock, respectively, under the agreements.

NOTE 11 - Major Customers

The Company derived 35% and 71% of its revenue from its largest customer, which is also a stockholder, for the years ended December 31, 2006 and 2005, respectively. The Company’s second and third largest customers accounted for 16% and 11% of the 2006 revenues. Revenues from these customers did not exceed 10% in 2005.

NOTE 12 - Subsequent Event

In February 2007, the Company announced that it begun work on two research contracts from the U.S. Department of Defense totaling $2.1 million. The contracts will explore the application of VirtualScopics’ proprietary image analysis technologies to the interpretation of optical hyperspectral reconnaissance and surveillance imagery. The duration of the contracts is up to 30 months.

4,480,000 Shares

VIRTUALSCOPICS, INC.
Common Stock

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

We are governed by Section 145 of the Delaware General Corporation Law. This section provides for indemnification of directors, officers and other employees in certain circumstances. Additionally, Section 102(b)(7) of the Delaware General Corporation Law provides for the elimination or limitation of the personal liability for monetary damages of directors under certain circumstances.

Our Certificate of Incorporation provides that no director of the Company will be personally liable to the Company or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, we have entered into indemnification agreements with our executive officers and directors on terms that are consistent with the provisions described above. We believe that such agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We will pay all expenses in connection with the registration and sale of our common stock. All amounts shown are estimates except for the registration fee.

EXPENSE	AMOUNT

Registration Fee	$1,869
Transfer Agent Fees	3,000
Costs of Printing	1,500
Legal Fees	45,000
Accounting Fees	15,000
Miscellaneous	10,000
TOTAL	$76,369

RECENT SALES OF UNREGISTERED SECURITIES

The securities issued by the Company upon the consummation of the exchange transaction discussed in the “PROSPECTUS SUMMARY” at page 1 of the Prospectus were not registered under the Securities Act of 1933, as amended. Concurrent with the closing of the exchange transaction and in two subsequent closings on November 23, 2005 and December 2, 2005, we completed the sale of 7,000 units, at a purchase price of $1,000 per unit, in a private placement to accredited investors pursuant to the terms of a Confidential Private Placement Memorandum, dated October 3, 2005, as supplemented. Each unit consists of one share of our series A preferred stock, par value $.001 per share, and a detachable, transferable warrant to purchase shares of our common stock. Each share of series A preferred stock is initially convertible into 400 shares of our common stock at any time. Each warrant entitles the holder to purchase 200 shares of our common stock at an exercise price of $4.00 per share until four years from the date that each such warrant was issued. We received gross proceeds of $7,000,000 from the sale of these units.

The private placement was made solely to “accredited investors,” as that term is defined in Regulation D under the Securities Act of 1933, as amended, or the Securities Act. None of the units, warrants or the series A preferred stock, or shares of our common stock underlying such securities were registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempts transactions by an issuer not involving any public offering.

Brookshire Securities Corporation, or Brookshire, served as the lead placement agent in connection with the private placement. Brookshire received a cash fee in the aggregate of $270,730, and for the payment of $10.00, received four-year warrants to purchase 133,195 shares of our common stock at an exercise price of $2.50 per share on terms which are identical to those warrants included in the units except that they do not provide for an exercise price adjustment if there is a future offering of our common stock or common stock equivalents below $2.50 per share and contain a cashless exercise provision. In addition, the warrants have registration rights that are the same as those afforded to investors in the private placement.

Sovereign Bancorp. served as advisor to VirtualScopics on the structuring and execution of the exchange transaction. In connection with the identification and structuring of the exchange transaction, and effective as of the closing of the exchange transaction, we paid to Sovereign Bancorp $133,869. Sovereign Bancorp, for the payment of $10.00, also received four-year warrants to purchase 69,104 shares of our common stock at an exercise price of $2.50 per share on terms which are identical to the warrants issued to Brookshire.

We also paid actual, reasonable and necessary out-of-pocket expenses incurred by the Brookshire and Sovereign Bancorp., including, but not limited to, legal, accounting, printing, delivery and travel costs, of $56,167.

Matrix USA, LLC, acted as a sub-agent in the private placement. Matrix received $155,400 as commission and, for the payment of $10.00, also received four-year warrants to purchase 77,700 shares of our common stock at an exercise price of $2.50 per share on terms which are identical to the warrants issued to Brookshire.

The shares of our common stock and options to purchase our common stock issued to former holders of VirtualScopics common and preferred membership units, warrants and options in connection with the exchange transaction, and the shares of our series A preferred stock and warrants issued in the private placement, were exempt from registration under the Securities Act pursuant to Section 4(2) and/or Regulation D (Rule 506) thereof. We made this determination based on the representations of the persons obtaining such securities which included, in pertinent part, that such persons were “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and that such persons were acquiring such securities for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution, and that each such persons understood such securities may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

As of March 16, 2007, the Company had issued 1,076,000 shares of common stock upon conversion of 2,690 shares of series A preferred stock issued in the 2005 private placement, by existing holders of those shares pursuant to the terms thereof. The Company did not receive any cash or other consideration in connection with the conversions. Additionally, no commission or other remuneration was paid by the Company in connection with such conversions. The issuance of the common stock upon conversions of the Series A convertible preferred stock was made in reliance on the exemption provided in Section 3(a)(9) of the Securities Act.

In August 2006, there was a cashless exercise of a warrant issued in the 2005 private placement on 50,598 shares that resulted in the issuance of 12,151 shares of common stock. The issuance of the Company's common stock under the warrant was effected as a private placement pursuant to an exemption from registration under Section 4(2) of the Securities Act for transactions not involving a public offering. No advertising or general solicitation was employed in offering the securities which were acquired by an accredited investor for investment purposes only. Thus, such securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and certificates evidencing such shares contain a legend stating the same.

EXHIBITS

Exhibit No.	Description

2.1	Securities Exchange Agreement, dated November 4, 2005 among ConsultAmerica, Inc., VirtualScopics, LLC and the controlling members of VirtualScopics, LLC. (1)

3.1	Certificate of Incorporation of VirtualScopics, Inc. dated April 21, 1988.(2)

3.2	Certificate of Amendment of Certificate of Incorporation of VirtualScopics, Inc. dated February 2, 1989.(2)

3.3	Certificate for Renewal and Revival of Certificate of Incorporation of VirtualScopics, Inc. dated February 23, 2004.(2)

3.4	Certificate of Amendment of Certificate of Incorporation of VirtualScopics, Inc. dated August 20, 2004. (2)

3.5	Certificate of Amendment of Certificate of Incorporation of VirtualScopics, Inc. dated October 7, 2005.(3)

3.6	Certificate of Amendment to Certificate of Incorporation of VirtualScopics, Inc. dated November 4, 2005.(1)

3.7	Certificate of Designations, Powers, Preferences and Other Rights and Qualifications of Series A Convertible Preferred Stock of VirtualScopics, Inc. dated November 4, 2005.(1)

3.8	Amended and Restated Bylaws of VirtualScopics, Inc. dated April 12, 2007

4.1	Form of VirtualScopics, Inc. Four-Year Warrant to Purchase Common Stock at $4.00 per share. (1)

4.2	Form of VirtualScopics, Inc. Four-Year Warrant to Purchase Common Stock at $2.50 per share.(1)

5.1	Opinion of Woods Oviatt Gilman LLP(6)

10.1	VirtualScopics, Inc. 2005 Long Term Incentive Plan. (1)

10.2	2004 Non-Statutory Stock Option Plan.(2)

10.3	Form of Lock-Up Agreement between VirtualScopics, LLC and certain of its former members.(1)

10.4	Form of Lock-Up Agreement between VirtualScopics, LLC and its employees, director and certain of its former members.(1)

10.5	Form of Private Placement Subscription Agreement to purchase units in VirtualScopics, Inc. (1)

10.6	Placement Agency Agreement dated September 30, 2005 between Brookshire Securities Corporation and VirtualScopics, LLC. (1)

10.7	Clinical Imaging Development and Services Agreement dated July 26, 2005 by and between VirtualScopics, LLC and Pfizer, Inc. (1)

10.8	Amendment to Clinical Imaging Development and Services Agreement dated October 5, 2006, by and between VirtualScopics, Inc. and Pfizer, Inc.(4)

10.9	Sale of Intellectual Property Agreement dated April 5, 2002 by and between VirtualScopics, LLC and the University of Rochester, as amended by Amendment No. 1 dated May 24, 2002. (1)

10.10	Lease dated October 1, 2003 by and between VirtualScopics, LLC and 350 Linden Oaks, L.P. (1)

10.11	Equipment Purchase Agreement dated December, 2003 by and between VirtualScopics, LLC and the University of Rochester Medical Center.(1)

10.12	Determination of Intellectual Property Rights Agreement dated July 1, 2002 by and between VirtualScopics, LLC and the University of Rochester. (1)

10.13	Services and Co-Marketing Agreement dated March 1, 2004 by and between VirtualScopics, LLC and Chondrometrics GmbH. (1)

10.14	$30,000 Promissory Note dated November 18, 2002 by VirtualScopics, LLC in favor of Edward Ashton. (1)

10.15	$150,000 Promissory Note dated November 18, 2002 by VirtualScopics, LLC in favor of Jose Tamez-Pena.(1)

10.16	$90,000 Promissory Note dated November 18, 2002 by VirtualScopics, LLC in favor of Kevin Parker. (1)

10.17	$90,000 Promissory Note dated November 18, 2002 by VirtualScopics, LLC in favor of Saara Totterman. (1)

10.18	Option Agreements with Robert Klimasewski dated November 5, 2005(5)

10.19	Form of April 28, 2006 Indemnification Agreement by and among VirtualScopics, Inc., and the directors and officers of the Company(4)

10.20	Employment Agreement with Jeffrey Markin dated April 11, 2006. (6)

10.21	VirtualScopics, Inc., 2007 Bonus Plan(7)

10.22	VirtualScopics, Inc. Independent Directors Compensation Plan(7)

21	Subsidiaries of VirtualScopics, Inc. (5)

23.1	Consent of Marcum & Kliegman, LLP

23.2	Consent of Woods Oviatt Gilman LLP(8)

24	Power of Attorney

(1)	Incorporated herein by reference to the Company’s Report on Form 8-K filed with the Securities and Exchange Commission on November 10, 2005 (File No.: 333-120253).

(2)	Incorporated herein by reference to the Company’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on November 4, 2004 (File No.: 333-120253).

(3)	Incorporated herein by reference to the Company’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 30, 2006 (File No.: 333-120253).

(4)	Incorporated by reference to the Company’s Report on Form 8-K filed with the Securities and Exchange Commission on November 28, 2006 (File No.: 000-52018).

(5)	Incorporated by reference to the Company’s Registration Statement Form SB-2 filed with the Securities and Exchange Commission on May 2, 2006 (File No. 333-133747).

(6)	Incorporated by reference to the Company’s Registration Statement Form SB-2, Amendment No. 1, filed with the Securities and Exchange Commission on July 13, 2006 (File No. 333-133747).

(7)	Incorporated by reference to the Company’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 2, 2007 (File No. 333-133747).

(8)	Included in Exhibit 5.1

UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.   To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

i.   Include any prospectus required by section 10(a)(3) of the Securities Act;

ii.   Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

iii.   Include any additional or changed material information on the plan of distribution.

2.   For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.   File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Rochester, State of New York, on April 20, 2007.

VIRTUALSCOPICS, INC.

/s/ Jeffrey Markin
Name: Jeffrey Markin
Title: President and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form SB-2 has been signed by the following persons in the capacities and on the dates indicated.

Date: April 20, 2007	By: /s/Jeffrey Markin
Name: Jeffrey Markin Title: President and Chief Executive Officer, and Director (Principal Executive Officer)

Date: April 20, 2007	By: /s/Molly Henderson Name: Molly Henderson Title: Vice President Finance and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Date: April 20, 2007	By: /s/Warren Bagatelle * Name: Warren Bagatelle Title: Chairman of the Board of Directors

Date: April 20, 2007	By: Robert G. Klimasewski * Name: Robert G. Klimasewski Title: Vice Chairman of the Board of Directors

Date: April 20, 2007	By: /s/Dr. Saara Totterman, M.D., Ph.D. * Name: Dr. Saara Totterman, M.D., Ph.D. Title: Director, Chief Medical Officer of VirtualScopics

Date: April 20, 2007	By: /s/Terence A. Walts * Name: Terence A. Walts Title: Director

Date: April 20, 2007	By: /s/Sidney R. Knafel * Name: Sidney R. Knafel Title: Director

Date: April 20, 2007	By: /s/Colby H. Chandler * Name: Colby H. Chandler Title: Director

Date: April 20, 2007	By: /s/Charles Phelps, Ph.D. * Name: Charles Phelps, Ph.D. Title: Director

*By Molly Henderson, Attorney-in-fact

EXHIBITS INDEX

Exhibit No.	Description

2.1	Securities Exchange Agreement, dated November 4, 2005 among ConsultAmerica, Inc., VirtualScopics, LLC and the controlling members of VirtualScopics, LLC. (1)

3.1	Certificate of Incorporation of VirtualScopics, Inc. dated April 21, 1988. (2)

3.2	Certificate of Amendment of Certificate of Incorporation of VirtualScopics, Inc. dated February 2, 1989. (2)

3.3	Certificate for Renewal and Revival of Certificate of Incorporation of VirtualScopics, Inc. dated February 23, 2004. (2)

3.4	Certificate of Amendment of Certificate of Incorporation of VirtualScopics, Inc. dated August 20, 2004. (2)

3.5	Certificate of Amendment of Certificate of Incorporation of VirtualScopics, Inc. dated October 7, 2005. (3)

3.6	Certificate of Amendment to Certificate of Incorporation of VirtualScopics, Inc. dated November 4, 2005. (1)

3.7	Certificate of Designations, Powers, Preferences and Other Rights and Qualifications of Series A Convertible Preferred Stock of VirtualScopics, Inc. dated November 4, 2005. (1)

3.8	Amended and Restated Bylaws of VirtualScopics, Inc. dated April 12, 2007

4.1	Form of VirtualScopics, Inc. Four-Year Warrant to Purchase Common Stock at $4.00 per share. (1)

4.2	Form of VirtualScopics, Inc. Four-Year Warrant to Purchase Common Stock at $2.50 per share. (1)

5.1	Opinion of Woods Oviatt Gilman LLP(6)

10.1	VirtualScopics, Inc. 2005 Long Term Incentive Plan. (1)

10.2	2004 Non-Statutory Stock Option Plan. (2)

10.3	Form of Lock-Up Agreement between VirtualScopics, LLC and certain of its former members. (1)

10.4	Form of Lock-Up Agreement between VirtualScopics, LLC and its employees, director and certain of its former members. (1)

10.5	Form of Private Placement Subscription Agreement to purchase units in VirtualScopics, Inc. (1)

10.6	Placement Agency Agreement dated September 30, 2005 between Brookshire Securities Corporation and VirtualScopics, LLC. (1)

10.7	Clinical Imaging Development and Services Agreement dated July 26, 2005 by and between VirtualScopics, LLC and Pfizer, Inc. (1)

10.8	Amendment to Clinical Imaging Development and Services Agreement dated October 5, 2006, by and between VirtualScopics, Inc. and Pfizer, Inc. (4)

10.9	Sale of Intellectual Property Agreement dated April 5, 2002 by and between VirtualScopics, LLC and the University of Rochester, as amended by Amendment No. 1 dated May 24, 2002. (1)

10.10	Lease dated October 1, 2003 by and between VirtualScopics, LLC and 350 Linden Oaks, L.P. (1)

10.11	Equipment Purchase Agreement dated December, 2003 by and between VirtualScopics, LLC and the University of Rochester Medical Center. (1)

10.12	Determination of Intellectual Property Rights Agreement dated July 1, 2002 by and between VirtualScopics, LLC and the University of Rochester. (1)

10.13	Services and Co-Marketing Agreement dated March 1, 2004 by and between VirtualScopics, LLC and Chondrometrics GmbH. (1)

10.14	$30,000 Promissory Note dated November 18, 2002 by VirtualScopics, LLC in favor of Edward Ashton. (1)

10.15	$150,000 Promissory Note dated November 18, 2002 by VirtualScopics, LLC in favor of Jose Tamez-Pena. (1)

10.16	$90,000 Promissory Note dated November 18, 2002 by VirtualScopics, LLC in favor of Kevin Parker. (1)

10.17	$90,000 Promissory Note dated November 18, 2002 by VirtualScopics, LLC in favor of Saara Totterman. (1)

10.18	Option Agreement with Robert Klimasewski dated November 5, 2005 (5)

10.19	Form of April 28, 2006 Indemnification Agreement by and among VirtualScopics, Inc., and the directors and officers of the Company (4)

10.20	Employment Agreement with Jeffrey Markin dated April 11, 2006. (6)

10.21	VirtualScopics, Inc., 2007 Bonus Plan(7)

10.22	VirtualScopics, Inc. Independent Directors Compensation Plan(7)

21	Subsidiaries of VirtualScopics, Inc. (5)

23.1	Consent of Marcum & Kliegman, LLP

23.2	Consent of Woods Oviatt Gilman LLP (8)

24	Power of Attorney

(1)	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 10, 2005 (File No.: 333-120253).

(2)	Incorporated herein by reference to the Company’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on November 4, 2004 (File No.: 333-120253).

(3)	Incorporated herein by reference to the Company’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 30, 2006 (File No.: 333-120253).

(4)	Incorporated by reference to the Company’s Report on Form 8-K filed with the Securities and Exchange Commission on November 28, 2006 (File No.: 000-52018).

(5)	Incorporated herein by reference to the Company’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on May 2, 2006 (File No.: 333-133747).

(6)	Incorporated by reference to the Company’s Registration Statement Form SB-2, Amendment No. 1, filed with the Securities and Exchange Commission on July 13, 2006 (File No. 333-133747).

(7)	Incorporated by reference to the Company’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 2, 2007 (File No. 333-133747).

(8)	Included in Exhibit 5.1